Exhibit 4.33

$19,250,000

Secured Loan Agreement
Dated 13, September 2022
(1) Rena Shipping Ltd Emmanuel Shipping Ltd (as Borrowers) (2) HSBC BANK plc (as Lender)

PIRAEUS\9087840.5

Loan Agreement

Dated     13 September 2022

Between:

(1)

Rena Shipping Ltd ("Borrower A") and Emmanuel Shipping Ltd ("Borrower B") each a company incorporated under the law of the Republic of Marshall Islands, with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands (together, the "Borrowers" and each a "Borrower") jointly and severally; and

(2)	HSBC BANK plc, of 8 Canada Square, London, E14 5HQ, England (the "Lender").

Preliminary

(A)

Borrower A has purchased Vessel A from Seller A on the terms of the MOA A and has registered Vessel A under the flag of the Republic of Marshall Islands. Borrower B has purchased Vessel B from Seller B on the terms of the MOA B and has registered Vessel B under the flag of the Republic of Marshall Islands.

(B)

The Lender has agreed to advance to the Borrowers up to the lesser of (a) $19,250,000 and (b) 55% of the aggregate Market Values of the Vessels in order to finance general corporate purposes of the Borrowers and the Guarantor.

It is agreed as follows:

Section 1         Interpretation

1	Definitions and Interpretation

1.1	Definitions In this Agreement:

"2018 Withdrawal Act" means the European Union (Withdrawal) Act 2018.

"2020 Withdrawal Act" means the European Union (Withdrawal Agreement) Act 2020.

"Account Holders" means HSBC Bank plc of 8 Canada Square, London, E14 5HQ, England, any other branch of the Lender, and any other bank or financial institution which at any time, with the Lender's prior written consent, holds any of the Accounts (as applicable) and "Account Holder" means any of them.

"Accounts" means the Earnings Accounts and the Cash Collateral Accounts.

"Account Security Deeds" means the account security deeds referred to in Clause 17.1.5 and 17.1.6 (Security Documents).

"Administration" has the meaning given to that term in paragraph 1.1.3 of the ISM Code.

"Affiliate" means:

(a)

in respect of Clauses 14.2 (Other indemnities), 18.1.26 (Sanctions), 21.2 (Sanctions), 21.4 (Compliance with laws), 21.5 (Sanctions and Vessel trading), a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified; and

(b)	in any other case, in relation to any person a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Annex VI" means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

"Approved Shipbroker" means each of Hartland Shipping Services Limited, H. Clarkson & Company Limited, Arrow Sale and Purchase (U.K.) Ltd., Fearnley AS, Simpson Spence & Young (SSY), Barry Rogliano Salles of France, Galbraith's Limited Shipbrokers, Braemar Shipping Services PLC, Associated Shipbroking S.A.M., Howe Robinson & Co Ltd., E.A. Gibson Shipbrokers Ltd., Intermodal, Ross Shipbroking Co. Ltd, Braemar Seascope Ltd and any other reputable, independent and first class firm of ship brokers appointed by the Borrowers with the Lender's prior approval.

"Assignments" means all the forms of assignment referred to in Clause 17.1.2, 17.1.7 and 17.1.8 (Security Documents).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including 31 October 2022 or such later date as may be agreed by the Lender.

"Benchmark Replacement Adjustment" means, with respect to the alternate benchmark rate for each applicable Interest Period, the spread adjustment, or method for determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender for the purpose of adjusting the alternate benchmark rate to make it comparable to the then current Reference Rate giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for determining such spread adjustment, for the replacement of the then current Reference Rate with the alternate benchmark rate by a relevant Governmental body (or committee convened by such body) or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, for the replacement of the existing interest rate benchmark with the alternate benchmark rate.

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the Term SOFR for any Quoted Tenor:

(a)	information is published that reasonably confirms the administrator of the Term SOFR is insolvent and, at that time, there is no successor administrator to continue to provide that Term SOFR;

(b)

the administrator of the Term SOFR publicly announces that it has ceased or will cease, to provide that Term SOFR for any Quoted Tenor permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Term SOFR for that Quoted Tenor;

(c)	the supervisor of the administrator of the Term SOFR publicly announces that the Term SOFR for any Quoted Tenor has been or will be permanently or indefinitely discontinued;

(d)	the administrator of the Term SOFR or its supervisor publicly announces that that Term SOFR for any Quoted Tenor may no longer be used; or

(e)

the supervisor of the Term SOFR publicly announces or publishes information stating that that Term SOFR for any Quoted Tenor is no longer or will no longer be representative of the underlying market and the economic reality that it is intended to measure and that such representativeness will not be restored (as determined by such supervisor), and with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication.

"Break Costs" means the amount (if any) by which:

(a)

the interest which the Lender should have received for the period from the date of receipt of all or any part of the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Athens and New York and, (in relation to the fixing of an interest), which is a US Government Securities Business Day.

"Cash Collateral Accounts" means the bank accounts opened or to be opened in the name of the Borrower with the relevant Account Holder and designated "HSBC Bank Plc, Re: Rena Shipping Ltd – Cash Collateral Account", "HSBC Bank Plc, Re: Emmanuel Shipping Ltd – Cash Collateral Account".

"Cash Collateral Amount" means the amount set out under Clause 20.2 (Cash Collateral Amount).

"Central Bank Rate" means the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York or if that target is not a single figure, the arithmetic mean of:

(a)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(b)	the lower bound of that target range.

"Central Bank Rate Adjustment" means the mean of the spreads (expressed as a percentage rate per annum) over the five most immediately preceding US Government Securities Business Days for which Term SOFR has been published of:

(a)	Term SOFR for that US Government Securities Business Day; and

(b)

the Central Bank Rate prevailing at close of business on that US Government Securities Business Day, in each case as calculated by the Lender excluding the highest spread (and, if there is more than one highest spread, only one of those highest spreads) and lowest spread (or, if there is more than one lowest spread, only one of those lowest spreads).

"Changes to Reference Rate" has the meaning set out in Clause 10.2 (Changes to Reference Rate).

"Changes to Reference Rate Effective Date" means:

(a)

the Business Day and time notified by the Lender to the Borrower pursuant to clause 10.2.1 of Changes to Reference Rate as the date and time at which the amendments to be effected pursuant to Changes to Reference Rate become effective and, if there is more than one utilisation, the Lender may specify Changes to Reference Rate Effective Dates for each Utilisation; or

(b)

the Business Day and time determined pursuant to clause 10.2.2 of Changes to Reference Rate as the date and time at which the amendments to be effected pursuant to Changes to Reference Rate become effective and, if there is more than one Utilisation the date determined for each such Utilisation.

"Chargor" means Euroseas Ltd., a company incorporated under the laws of the Republic of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands.

"Charter" means, in respect of a Vessel, any charter, or other contract for its employment of twelve (12) months or more duration (including any extension options), whether or not already in existence, entered or to be entered into from time to time between the relevant Borrower, as owner of the relevant Vessel and the relevant Charterer, as charterer of the relevant Vessel, as approved by the Lender, including without limitation the relevant Initial Charter.

"Charterer" means, in respect of a Vessel, any person who enters into any Charter with the relevant Borrower as approved by the Lender, including without limitation the Initial Charterer.

"Charter Rights" means the benefit of any Charter and any and all Earnings due and/or to become due to a Borrower under or pursuant to any Charter.

"Code" means the US Internal Revenue Code of 1986.

"Commitment Fee" means the commitment fee to be paid by the Borrowers to the Lender under Clause 11.1 (Commitment Fee).

"Compliance Certificate" means a certificate substantially in the agreed form set out in Schedule 3 (Form of Compliance Certificate).

"Confidential Information" means all information relating to any Obligor, any other member of the Group, the Finance Documents or the Loan of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Loan from any Obligor, any other member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 31 (Confidentiality); or

(b)	is identified in writing at the time of delivery as non-confidential by any Obligor, any other member of the Group or any of its advisers; or

(c)

is known by the Lender before the date the information is disclosed to it by any Obligor, any other member of the Group or any of its advisers or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with any Obligor or any other member of the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time.

"CTA" means the Corporation Tax Act 2009.

"Default" means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delegate" means any delegate, agent or attorney or co-trustee appointed by the Lender as holder of any of the Security Documents.

"Disruption Event" means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"DOC" means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

''Early Termination Date'' has the meaning ascribed to it in a Hedging Agreement.

"Earnings" means all hires, freights, passage moneys, pool income and other sums payable to or for the account of a Borrower in respect of a Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of a Vessel.

"Earnings Accounts" means the bank accounts opened or to be opened in the name of the Borrowers respectively with the relevant Account Holder and designated "Rena Shipping Ltd– Earnings Account", "Emmanuel Shipping Ltd– Earnings Account".

"Encumbrance" means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Environmental Approval" means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, "claim" includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

"Environmental Incident" means:

(a)	any release, emission, spill or discharge into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from a Vessel; or

(b)

any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and a Vessel, any Obligor, any operator or manager of a Vessel or any combination of them is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Vessel and in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or where any Obligor, any operator or manager of a Vessel or any combination of them is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

"Environmental Law" means any present or future law or regulation relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

"Environmentally Sensitive Material" means all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"Event of Default" means any event or circumstance specified as such in Clause 22 (Events of Default).

"Facility Office" means the Lender's office at 8 Canada Square, London E14 5HQ, England or such other office as the Lender may designate in writing.

"Facility Period" means the period beginning on the date of this Agreement and ending on the date when the whole of the Indebtedness has been paid in full and the Obligors have ceased to be under any further actual or contingent liability to the Lender under or in connection with the Finance Documents.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in (a); or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"FCPA" means the US Foreign Corrupt Practices Act of 1977.

"Finance Documents" means this Agreement, the Hedging Agreements, the Security Documents, and any other document designated as such by the Lender and the Borrowers, provided that where the term "Finance Document" is used in, and construed for the purposes of, this Agreement, a Hedging Agreement shall not be a Finance Document for the purposes of:

bbthe definition of "Disruption Event";

(a)	Clause 1.10 (Contractual Recognition of Bail-In);

(b)	the definition of "Unpaid Sum";

(c)	Clause 12 (Tax Gross up and Indemnities);

(d)	Clause 22.2 (Acceleration); and

(e)	Clause 29.3 (Day Count Convention and Interest Calculation).

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)

any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not an Obligor which liability would fall within one of the other sections of this definition or (ii) any liabilities of any Obligor relating to any-post retirement benefit scheme;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under GAAP;

(i)

any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than thirty days after the date of supply;

(j)

any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (j).

"GAAP" means generally accepted accounting principles in the United States of America.

"Group" means the Borrowers, the Chargor, the Guarantor and each company which is a Subsidiary of the Guarantor from time to time.

"Guarantee" means the guarantee and indemnity of the Guarantor referred to in Clause 17.1.3 (Security Documents).

"Guarantor" means Euroseas Ltd., a company incorporated under the laws of the Republic of the Marshall Islands, with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands and/or (where the context permits) any other person who shall at any time during the Facility Period issue to the Lender a guarantee and/or indemnity for the payment of all or part of the Indebtedness.

"Hedging Agreement" means any hedging agreement, confirmation, schedule or other agreement in agreed form entered into or to be entered into between a Borrower and the Lender for the purpose of hedging interest rate liabilities and/or any exchange rate or other risks in relation to all or part of the Loan(s).

"Hedging Security Deeds" means the deeds of charge referred to in Clause 17.1.8 (Security Documents).

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IAPPC" means a valid international air pollution prevention certificate for a Vessel issued under Annex VI.

"IEEC" means a valid international energy efficiency certificate for a Vessel issued under Annex VI.

"Indebtedness" means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to the Lender under all or any of the Finance Documents.

"Interpolated Term SOFR" means, in relation to any Interest Period, the rate which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR for the longest period (for which Term SOFR is available) which is less than the relevant Interest Period; or

(ii)	if the relevant Interest Period is less than one month, SOFR published on the day selected by the Lender for the purposes of the calculation; and

(b)	the applicable Term SOFR for the shortest period (for which Term SOFR is available) which exceeds the relevant Interest Period.

"Initial Charter A" means, in respect of Vessel A, the time charter dated 24 January 2021 entered into by and between Seaspan 1552 Ltd of the Republic of Marshall Islands (as previous owner) and the Initial Charterer (as charterer) and novated in favour of Borrower A (as current owner) by a novation agreement dated 3 May 2022, for a period until February 2025 plus or minus 45 days, at a gross daily rate of (a) $20,250 for the period commencing on the date of the Initial Charter A and ending on 23 March 2024 (including) and (b) to be determined by reference to the CONTEX basis, with a minimum gross daily rate of $13,000 and maximum gross daily rate of $21,000 for the period commencing on 24 March 2024 and ending on the expiry of the Initial Charter A.

"Initial Charter B" means, in respect of Vessel B, the time charter dated 23 June 2020 entered into by and between Seaspan Corporation of Hong Kong (as previous owner) and the Initial Charterer (as charterer) and novated in favour of Borrower B (as current owner) by a novation agreement dated 3 May 2022 for the period commencing on the date of the Initial Charter B until May 2023 plus an extension period of two years, plus or minus 60 days, at a gross daily rate of $19,000.

"Initial Charters" means Initial Charter A and Initial Charter B.

"Initial Charterer" means ZIM Integrated Shipping Services Ltd., a company incorporated under the laws of Israel with its registered office at 9 Andre Sacharov Street, Haifa, 31016, Israel.

"Initial Market Value" means the Market Value of the Vessel calculated in accordance with the valuation relative thereto referred to in Part I 2 (e) of Schedule 1 (Conditions Precedent).

"Insurances" means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with a Vessel or her increased value and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

"Interest Payment Date" means each date for the payment of interest in accordance with Clause 8.1 (Payment of interest).

"Interest Period" means each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

"ISM Company" means, at any given time, the company responsible for a Vessel's compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

"ISPS Code" means the International Ship and Port Facility Security Code.

"ISSC" means a valid international ship security certificate for a Vessel issued under the ISPS Code.

"ITA" means the Income Tax Act 2007.

"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

"Legal Opinion" means any legal opinion delivered to HSBC Bank plc under Clause 4.1 (Initial conditions precedent) or Clause 4.3 (Conditions subsequent).

"Legal Reservations" means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of United Kingdom stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

"Loan" means the aggregate amount advanced or to be advanced by the Lender to the Borrowers under Clause 2 (The Loan) or, where the context permits, the principal amount advanced and for the time being outstanding.

"Management Agreements" means the agreements for the commercial and the technical management of the Vessels entered or to be entered into between the Borrowers respectively and the Managers.

"Managers" means, in relation to the commercial and technical management of the Vessels, Eurobulk Ltd. of 80 Broad Street Monrovia, Republic of Liberia or, in either case, such other commercial and/or technical managers of the Vessels nominated by the Borrowers as the Lender may approve.

"Managers’ Undertakings" means the written undertaking of the Managers whereby, throughout the Facility Period unless otherwise agreed by the Lender:

(a)	they will remain the commercial or technical manager of the Vessels (as the case may be); and

(b)	they will not, without the prior written consent of the Lender, subcontract or delegate the commercial or technical management of the Vessels (as the case may be) to any third party; and

(c)

the interests of the Managers in the Insurances (other than the right to be reimbursed for protection and indemnity claims under the "pay and be paid" rule) will be assigned to the Lender with first priority; and

(d)

(following the occurrence of an Event of Default which is continuing) all claims of the Managers against the Borrowers (as the same may be) shall be subordinated to the claims of the Lender under the Finance Documents.

"Margin" means 1.95% per annum.

"Market Value" means in respect of a Vessel and an Other Vessel, the value of such Vessel or such Other Vessel (as applicable) conclusively determined by a valuation (obtained by an Approved Shipbroker selected and appointed by the Borrowers for and on behalf of the Lender and approved by and reporting to the Lender) on the basis of a charter attached, sale for prompt delivery and free of encumbrances for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer and evidenced by a valuation of that Vessel or that Other Vessel (as applicable) addressed to the Lender certifying a value for that Vessel or that Other Vessel (as applicable).

"Material Adverse Effect" means a material adverse change of circumstances or any event or series of events which, in the reasonable opinion of the Lender, is likely to have a material adverse effect on the business, assets, financial condition or credit worthiness of an Obligor (other than the Managers) or an Obligor's (other than the Manager's) ability to repay the Loan.

"Maximum Loan Amount" means the lesser of (a) $19,250,000 and (b) 55% of the aggregate Market Values of the Vessels evidenced by the valuations received by the Lender under Clause 4.1 (Initial conditions precedent).

"MOA A" means the memorandum of agreement dated 26 April 2022 on the terms and subject to the conditions of which Seller A has sold Vessel A to Borrower A for a purchase price of $19,500,000.

"MOA B" means the memorandum of agreement dated 26 April 2022 on the terms and subject to the conditions of which Seller B has sold Vessel B to Borrower B for a purchase price of $17,500,000.

"MOAs" means MOA A and MOA B.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one or, if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Mortgages" means the first preferred mortgages referred to in Clause 17.1.1 (Security Documents).

"Nominated Family" means the family disclosed in writing and approved by the Lender prior to the date of this Agreement and "members of the Nominated Family" shall be construed accordingly.

"Obligors" means the Borrowers, the Guarantor, the Chargor, the Managers and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness, and "Obligor" means any one of them.

"Original Financial Statements" means the audited consolidated financial statements of the Guarantor for the financial year ended 31 December 2021 (including profit and loss accounts and annual balance sheets).

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.

"Other Vessels" means the following Vessels and everything now or in the future belonging to them on board and ashore, currently registered under the respective flags set out below in the ownership of the respective owners set out below and "Other Vessel" means either of them:

Owner	Vessel	Flag	IMO Number
Jonathan Shipowners Ltd	JONATHAN P	Liberia	9357872
Marcos Shipping Ltd	MARCOS V	Marshall Islands	9307059

"Party" means a party to this Agreement.

"Permitted Encumbrance" means:

(a)	any Transaction Encumbrance ;

(b)	any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(c)	liens for unpaid master's and crew's wages in accordance with first class ship ownership and management practice and not being enforced through arrest;

(d)	liens for salvage;

(e)	liens for master's disbursements incurred in the ordinary course of trading in accordance with first class ship ownership and management practice and not being enforced through arrest; and

(f)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Vessel:

(i)	not as a result of any default or omission by a Borrower; and

(ii)	not being enforced through arrest,

provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested in good faith by appropriate steps).

"Prepayment Ratio" means in respect of the sale or Total Loss of a Vessel, the Market Value of such Vessel immediately prior to such sale or Total Loss divided by the aggregate Market Value of the Vessels immediately prior to such sale or Total Loss and for these purposes any valuation of a Vessel used in the calculation of such ratio may be no more than 30 days old.

"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) that is, or is owned or controlled by persons that are:

(a)	the target of Sanctions; or

(b)	located, organised or resident in a country or territory that is, or whose government is, the target of Sanctions (currently, the Crimea region, Cuba, Iran, North Korea and Syria).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined two US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Lender in accordance with that market practice (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days)).

"Quoted Tenor" means, in relation to Term SOFR, three Months.

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

"Reference Rate" means, in relation to any Interest Period:

(a)	the applicable Term SOFR for a period equal in length to that Interest Period; or

(b)	as otherwise determined pursuant to Clause 10 (Changes to the calculation of Interest),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Documents" means the Finance Documents, the MOAs, any Charter and the Management Agreements.

"Relevant Market" means the market for overnight cash borrowing collateralised by US Government securities.

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)

any jurisdiction where any asset (other than a Vessel) subject to or intended to be subject to a Security Document to be executed by it is situated and, in relation to a Vessel the flag of that Vessel;

(c)	any jurisdiction where it conducts its business; and

the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

"Repayment Date" means each date for payment of a Repayment Instalment in accordance with Clause 6 (Repayment).

"Repayment Instalment" means any instalment of the Loan to be repaid by the Borrowers under Clause 6 (Repayment).

"Repeating Representations" means each of the representations set out in Clause 18.1.1 (Status) to Clause 18.1.6 (Governing law and enforcement), Clause 18.1.10 (No default) to Clause 18.1.19 (Pari passu ranking), Clause 18.1.24 (No Immunity), Clause 18.1.25 (Money Laundering) and Clause 18.1.27 (Valuations).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Requisition Compensation" means all compensation or other money which may from time to time be payable to the Borrowers as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

"Sanctions" means the sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any of the Sanctions Authorities.

"Sanctions Authorities" means:

(a)	the United States of America;

(b)	the United Nations;

(c)	the European Union;

(d)	the United Kingdom;

(e)	Hong Kong;

(f)	the respective Governmental Authorities of any of the foregoing, including without limitation, OFAC, the US Department of State and Her Majesty's Treasury; or

(g)

any other authority which may impose Sanctions that are binding upon any Obligor, any member of the Group or any Affiliate of any of them at any relevant time, as advised by the Lender to the Borrowers.

"Secured Parties" means the Lender and any Receiver or Delegate.

"Security Assets" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Encumbrances.

"Security Cover Ratio" means, at any relevant time, the aggregate of (a) the aggregate Market Values of the Vessels, (b) the Cash Collateral Amount and (c) the net realisable value of any additional security provided at that time under Clause 17.14 (Additional security), expressed as a percentage of the Loan.

"Security Documents" means the Mortgage, the Assignments, the Guarantee, the Account Security Deeds, the Shares Charges, the Hedging Security Deeds, the Managers' Undertakings or (where the context permits) any one or more of them, and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness.

"Seller A" means Seaspan 1552 Ltd, a company incorporated under the laws of the Republic of the Marshall Islands with its registered office at Unit 2-16th Floor, W668 Building, Nos 668 Castle Pak Road, Cheung Sha Wan, Kowloon, Hong Kong.

"Seller B" means Seaspan Corporation a company incorporated under the laws of the Republic of the Marshall Islands with its registered office at Unit 2-16th Floor, W668 Building, Nos 668 Castle Pak Road, Cheung Sha Wan, Kowloon, Hong Kong.

"Share Charges" means the charges or charges of the issued share capital of the Borrowers referred to in Clause 17.1.4 (Security Documents).

"SMC" means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Deduction" has the meaning given to it in Clause 12 (Tax Gross-Up and Indemnities).

"Term SOFR" means Term SOFR (secured overnight financing rate) reference rate published by the CME Group Benchmark Administration Limited for a period equal in length to the relevant Interest Period on the day that is two Business Days prior to the first day of that Interest Period (unless market practice differs in the relevant loan market in which case the relevant day will be determined by the Lender in accordance with market practice in that market), provided that if CME Group Benchmark Administration Limited ceases to publish such reference rate, the Lender may specify another source which publishes the Term SOFR reference rate.

"Termination Date" means the date falling 30 months from the Utilisation Date.

"Total Loss" means in respect of a Vessel:

(a)	an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or

(b)	the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)

the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of a Vessel (not falling within (b)), unless that Vessel is released and returned to the possession of the relevant Borrower within 60 days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

"Transaction Encumbrances" means the Encumbrances created or evidenced or expressed to be created under the Security Documents.

"Treasury Transaction" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Unpaid Sum" means any sum due and payable but unpaid by any Obligor under the Finance Documents.

"US" means the United States of America.

"US Government Securities Business Day" means a day other than:

(a)	a Saturday or Sunday; and

(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

"US Tax Obligor" means:

(a)	an Obligor which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means any part of the Loan advanced or to be advanced pursuant to a Utilisation Request.

"Utilisation Date" means the date on which the Loan is advanced under Clause 5 (Advance).

"Utilisation Request" means a notice substantially in the form set out in Schedule 2 (Utilisation Request).

"VAT" means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (b), or imposed elsewhere.

"Vessels" means the following Vessels and everything now or in the future belonging to them on board and ashore, currently registered under the respective flags set out below in the ownership of the respective Borrowers set out below:

Borrower	Vessel	Flag	IMO Number
Borrower A	RENA P ("Vessel A")	Marshall Islands	9301859
Borrower B	EMMANUEL P ("Vessel B")	Marshall Islands	9290127

"VTL Coverage" has the meaning given to that term in Clause 17.14 (Additional security).

1.2	Construction Unless a contrary indication appears, any reference in this Agreement to:

1.2.1

the "Lender", either "Borrower", any "Obligor", any "Secured Party" or any "Party" shall be construed so as to include its successors in title, permitted assignees and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

1.2.2	a document in "agreed form" is a document which is previously agreed in writing by or on behalf of the Borrowers and the Lender or, if not so agreed, is in the form specified by the Lender;

1.2.3	"assets" includes present and future properties, revenues and rights of every description;

1.2.4

a "Finance Document", a "Security Document", a "Relevant Document" or any other agreement or instrument is a reference to that Finance Document, Security Document, Relevant Document or other agreement or instrument as amended, novated, supplemented, extended or restated from time to time;

1.2.5

"guarantee" means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

1.2.6	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.7

a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

1.2.8

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

1.2.9	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

1.2.10	a time of day (unless otherwise specified) is a reference to London time.

1.3	Headings Section, Clause and Schedule headings are for ease of reference only.

1.4

Defined terms   Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.5	Default A Default and/or an Event of Default is "continuing" if it has not been remedied or waived.

1.6

Rate for a period equal in length   The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.7	Currency symbols and definitions "$", "USD" and "dollars" denote the lawful currency of the United States of America.

1.8	Third party rights

1.8.1

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") to enforce or to enjoy the benefit of any term of this Agreement.

1.8.2	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.8.3	Any Receiver or Delegate may, subject to this Clause 1.8 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

1.9

Offer letter   This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the Borrowers or their representatives before the date of this Agreement.

1.10	Contractual recognition of bail-in

1.10.1	In this Clause 1.10:

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(i)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(ii)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"Write-down and Conversion Powers" means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)

in relation to the UK Bail-In Legislation any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers;

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.10.2

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it;

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability."

1.11	Sanctions

1.11.1	In this Clause 1.11:

"Sanctions Provisions" means the representations and warranties given in Clause 18.1.26 (Sanctions) and the undertakings given in Clause 21.2 (Sanctions).

1.11.2

The Sanctions Provisions shall only apply for the benefit of the Lender to the extent that the making, the receiving of the benefit of and/or, where applicable, the repetition of these representations and warranties, and the compliance with these undertakings do not result in a violation of or conflict with:

(a)

any provision of Council Regulation (EC) 2271/1996 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom;

(b)

if applicable, any provision of Council Regulation (EC) 2271/1996 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom (as it forms part of the domestic law of the United Kingdom by virtue of the 2018 Withdrawal Act) and any provisions of the Sanctions and Anti-Money Laundering Act 2018;

(c)	if applicable, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in conjunction with section 4 paragraph 1 of No.3 foreign trade law (AWG) (Außenwirtschaftsgesetz)); or

(d)	any similar applicable anti-boycott law or regulation.

Section 2         The Loan

2	The Loan

Subject to the terms of this Agreement, the Lender agrees to make available to the Borrowers on a joint and several basis a term loan in an aggregate amount (in dollars) not exceeding the Maximum Loan Amount.

3	Purpose

3.1	Purpose The Borrowers shall apply the Loan for the purposes referred to in Preliminary (B).

3.2	Monitoring The Lender shall not be bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Lender will only be obliged to comply with Clause 5.3 (Lender's compliance with a Utilisation Request) in relation to the advance of the Loan if on or before the Utilisation Date, the Lender has received all of the documents and other evidence listed in Part I Schedule 1 (Conditions Precedent) in form and substance reasonably satisfactory to the Lender. The Lender shall notify the Borrowers promptly upon being so satisfied.

4.2	Further conditions precedent

The Lender will only be obliged to advance the Loan if on the date of the Utilisation Request and on the proposed Utilisation Date:

4.2.1	no Default is continuing or would result from the advance of the Loan;

4.2.2	the representations made by the Borrowers under Clause 18 (Representations) are true in all material respects; and

4.2.3	no event or series of events has occurred which is likely to have a Material Adverse Effect.

4.3

Conditions subsequent   The Borrowers undertakes to deliver or to cause to be delivered to the Lender within fourteen (14) Business Days (or as specifically otherwise specified in Part II of Schedule 1 (Conditions Subsequent)) after the Utilisation Date the additional documents and other evidence listed in Part II of Schedule 1 (Conditions Subsequent).

4.4

No waiver   If the Lender in its sole discretion agrees to advance all or any part of the Loan to the Borrowers before all of the documents and evidence required by Clause 4.1 (Initial conditions precedent) have been delivered to or to the order of the Lender, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Lender no later than thirty (30) days after the Utilisation Date or such other date specified by the Lender.

The advance of all or any part of the Loan under this Clause 4.4 shall not be taken as a waiver of the Lender's right to require production of all the documents and evidence required by Clause 4.1 (Initial conditions precedent).

4.5	Form and content All documents and evidence delivered to the Lender under this Clause shall:

4.5.1	be in form and substance acceptable to the Lender; and

4.5.2	if required by the Lender, be certified, notarised, legalised or attested in a manner acceptable to the Lender.

Section 3         Utilisation

5	Advance

5.1

Delivery of a Utilisation Request   The Borrowers may request the Loan to be advanced by delivery to the Lender of a duly completed Utilisation Request not more than ten (10) and not later than three (3) Business Days before the proposed Utilisation Date.

5.2	Completion of a Utilisation Request A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

5.2.1	it is signed by an authorised signatory of each Borrower;

5.2.2	the proposed Utilisation Date is a Business Day within the Availability Period; and

5.2.3	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Currency The currency specified in a Utilisation Request must be dollars.

5.4

Lender's compliance with a Utilisation Request   Subject to Clauses 2 (The Loan), 3 (Purpose) and 4 (Conditions of Utilisation), the Lender shall comply with a Utilisation Request by advancing the Loan through the Facility Office.

5.5	Cancellation of undrawn amount The availability of the Loan shall be cancelled at the end of the Availability Period to the extent that it is undrawn at that time.

Section 4         Repayment, Prepayment and Cancellation

6	Repayment

6.1

Repayment of Loan   The Borrowers agree to repay the Loan to the Lender by ten (10) consecutive quarterly instalments, the first nine (9) such instalments each in the amount of one million dollars ($1,000,000) and the tenth (10th) and final such instalment in the sum of ten million two hundred and fifty thousand dollars $10,250,000 (comprising an instalment of one million ($1,000,000), and a balloon payment in the sum of nine million two hundred and fifty thousand dollars ($9,250,000) (the "Balloon")), the first instalment falling due on the date which is three (3) Months after the Utilisation Date and subsequent instalments falling due at consecutive intervals of three Months thereafter, with the tenth (10th) and final instalment falling due not later than the Termination Date.

6.2

Reduction of Repayment Instalments   If the aggregate amount advanced to the Borrowers is less than nineteen million two hundred and fifty thousand dollars ($19,250,000) the amount of each Repayment Instalment (including the Balloon) shall be reduced pro rata to the amount actually advanced.

6.3	Reborrowing The Borrowers may not reborrow any part of the Loan which is repaid.

7	Illegality, Prepayment and Cancellation

7.1

Illegality   If in any applicable jurisdiction it becomes unlawful (other than by reason of Sanctions) for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

7.1.1	the Lender shall promptly notify the Borrowers upon becoming aware of that event;

7.1.2	upon the Lender notifying the Borrowers, the availability of the Loan will be immediately cancelled; and

7.1.3

the Borrowers shall repay the Loan on the last day of the current Interest Period or, if earlier, the date specified by the Lender in the notice delivered to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law).

7.2

Voluntary cancellation   The Borrowers may, if they give the Lender not less than fourteen (14) Business Days' (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of $200,000) of the undrawn amount of the Loan.

7.3

Voluntary prepayment of Loan   The Borrowers may prepay the whole or any part of the Loan freely and without penalty on the final day of an Interest Period (but, if in part, being an amount that reduces the Loan by an amount which is an integral multiple of $200,000 subject as follows:

7.3.1	they give the Lender not less than five (5) Business Days' (or such shorter period as the Lender may agree) prior notice);

7.3.2	the Loan may only be prepaid after the last day of the Availability Period; and

7.3.3

any prepayment under this Clause 7.3 shall satisfy the obligations under Clause 6.1 (Repayment of Loan) by reducing the amount of the remaining Repayment Instalments and the Balloon on a pro rata basis.

7.4	Right of cancellation and prepayment

7.4.1	If:

(a)	any sum payable to the Lender by the Borrowers is required to be increased under Clause 12.2.3 (Tax gross-up); or

(b)	the Lender claims indemnification from the Borrowers under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs);

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Lender notice of cancellation of the Loan and its intention to procure the repayment of the Loan.

7.4.2

On the last day of the Interest Period which ends after the Borrowers have given notice under Clause 7.4.1 (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay the Loan together with all interest and other amounts accrued under the Finance Documents.

7.5

Mandatory prepayment on sale or Total Loss If a Vessel is sold by a Borrower or becomes a Total Loss, the Borrowers shall, simultaneously with any such sale or on the earlier of the date falling one hundred and twenty (120) days after any such Total Loss and the date on which the proceeds of any such Total Loss are realised, make a prepayment of the Loan in an amount equivalent to the aggregate of (a) the amount equal to the amount of the Loan on the date on which such prepayment is required to be made multiplied by the relevant Prepayment Ratio and (b) any additional amount in respect of the remaining Loan as may be required to ensure that the VTL Coverage in respect of the remaining Vessel is fully complied with following such sale or Total Loss.

7.6	Mandatory prepayment on change of ownership of Guarantor

7.6.1

If, without the prior written consent of the Lender (such consent not be unreasonably withheld), there is a Change of Control, the Borrowers shall promptly notify the Lender upon becoming aware of that event and, if the Lender so requires, the Lender shall, by no less than ten (10) days' notice to the Borrowers declare the Loan, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Loan and all such outstanding interest and amounts will become immediately due and payable provided that in the case of Clause 7.6.2(b) below, the Borrowers will first have the option to rectify the Security Cover Ratio within fifteen (15) Business Days.

7.6.2	For the purpose of paragraph 7.6.1 above, "Change of Control" means:

(a)	the members of the Nominated Family cease to own directly or indirectly more than 10% of the shares (and the voting rights attaching to those shares) in the Guarantor; or

(b)

the members of the Nominated Family own directly or indirectly between 10.1% to 19.9%, (inclusive) of the shares (and the voting rights attaching to those shares) in the Guarantor and the Security Cover Ratio is equal to or less than 143% of the Loan.

7.6.3

The Borrowers shall (and shall procure that the Guarantor shall) promptly notify the Lender of any covenants regarding the Change of Control of the Guarantor agreed with its financiers and if the Lender (acting reasonably) considers that those terms agreed with any other financiers are more favourable than those set out in this Clause 7.6, then the Borrowers shall (and shall procure that the Guarantor shall) provide amended terms on equivalent terms to those deemed by the Lender (acting reasonably) to be more favourable and acceptable to the Lender (acting reasonably).

7.7	Restrictions

7.7.1

Any notice of prepayment or cancellation given under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment or cancellation is to be made and the amount of that prepayment or cancellation.

7.7.2

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if paid on a date that is not an Interest Payment Date) and subject to Clause 7.3 (Voluntary prepayment of Loan), Clause 7.5 (Mandatory prepayment on sale or Total Loss) and Clause 7.6 (Mandatory prepayment on change of ownership of Guarantor), without premium or penalty.

7.7.3	The Borrowers shall not repay, prepay or cancel all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.

7.7.4	No amount of the Loan cancelled under this Agreement may be subsequently reinstated.

Section 5         Costs of Utilisation

8	Interest

8.1	Calculation of interest The rate of interest on the Loan for each relevant Interest Period is the percentage rate per annum which is the aggregate of the applicable:

8.1.1	Margin; and

8.1.2	the Reference Rate.

8.2	Payment of interest The Borrowers shall pay accrued interest on the Loan on the last day of each Interest Period.

8.3

Default Interest In the event of a failure by the Borrowers to pay any amount on the date on which such amount is due and payable pursuant to this Agreement and/or any of the other Finance Documents (unless otherwise specifically provided in any Finance Document) and following notice by the Lender to the Borrowers in respect of such failure, the Borrowers shall pay interest at the rate of two per cent (2%) higher than the rate provided under Clause 8.1 (Payment of Interest), up to the date of actual payment (both before and after judgment), compounded at such intervals as the Lender shall in its discretion determine. Any interest accruing under this Clause 8.3 (Default Interest) in respect of an unpaid amount shall be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount and shall be due and payable at the end of the period by reference to which is calculated or such other date or dates as the Lender may specify by written notice to the Borrowers.

8.4	Notifications

8.4.1	The Lender shall promptly notify the Borrowers of the determination of a rate of interest under this Agreement.

8.4.2	The Lender shall promptly notify the Borrowers of the determination of a rate of interest to which Clause 10 (Changes to the calculation of Interest) applies.

8.5	Hedging arrangements

8.5.1	Each of the Borrowers may:

(a)

enter into and maintain each Hedging Agreement and effect and maintain such trades under it as the Lender shall approve or require, including but not limited to ensuring that each Hedging Agreement has a term expiring on the Termination Date and has scheduled payment dates that coincide with the Repayment Dates;

(b)	at all times comply with the terms of each Hedging Agreement;

(c)

on request from the Lender reduce the notional amount of the hedging arrangement effected under a Hedging Agreement by an amount and in a manner satisfactory to the Lender where the Lender considers the nominal amount of such arrangements exceeds the amount of the Loan; and

(d)

(subject to Clause 8.6.1(a) above) ensure no Borrower shall enter into any other hedging or currency management arrangements, options or other derivative transactions without the prior written consent of the Lender.

8.5.2	No Borrower may amend or waive the terms of any Hedging Agreement without the prior written consent of the Lender.

8.5.3	No Borrower shall assign, novate or encumber or in any other way transfer any of their rights or obligations under a Hedging Agreement.

8.5.4	The Lender may amend or waive any term of a Hedging Agreement in accordance with the terms of such Hedging Agreement if that amendment or waiver does not breach another term of this Agreement.

9	Interest Periods

9.1	Selection of Interest Periods The Borrowers may select in a written notice to the Lender the duration of an Interest Period for the Loan subject as follows:

9.1.1	each notice is irrevocable and must be delivered to the Lender by the Borrowers not later than 11.00 a.m. on the Quotation Day;

9.1.2

if the Borrowers fail to give a notice in accordance with Clause 9.1.1, the relevant Interest Period will, subject to Clauses 9.1 (Interest Periods to meet Repayment Dates) and 9.3 (Non-Business Days), be three (3) Months;

9.1.3	subject to this Clause 9, the Borrowers may select an Interest Period of three Months;

9.1.4	an Interest Period shall not extend beyond the Termination Date; and

9.1.5

each Interest Period shall start on the Utilisation Date or (if the Loan is already made) on the last day of its preceding Interest Period and end on the date which numerically corresponds to the Utilisation Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that Month.

9.2

Interest Periods to meet Repayment Dates   If an Interest Period will expire after the next Repayment Date, there shall be a separate Interest Period for a part of the Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

9.3

Non-Business Days   If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the Calculation of Interest

10.1	Unavailability of Term SOFR

10.1.1	If no Term SOFR is available for an Interest Period, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to that Interest Period.

10.1.2

If (a) no Term SOFR is available for an Interest Period and (b) it is not possible to calculate the Interpolated Term SOFR for that Interest Period, the applicable Reference Rate for that Interest Period shall be the most recent Term SOFR for a period equal in length to that Interest Period on a day which is no more than three US Government Securities Business Days before the first day of that Interest Period (the "Term SOFR Fallback");

10.1.3

If (a) no Term SOFR is available for an Interest Period, (b) it is not possible to calculate the Interpolated Term SOFR for that Interest Period and (c) no Term SOFR Fallback is available for that Interest Period, the applicable Reference Rate shall be the most recent Interpolated Term SOFR for a period equal in length to that Interest Period on a day which is no more than three US Government Securities Business Days before the first day of that Interest Period (the "Interpolated Term SOFR Fallback").

10.1.4

If (a) no Term SOFR is available for an Interest Period, (b) it is not possible to calculate the Interpolated Term SOFR for that Interest Period, (c) no Term SOFR Fallback is available for that Interest Period and (d) it is not possible to calculate the Interpolated Term SOFR Fallback, the applicable Reference Rate shall be the percentage rate per annum which is the aggregate of:

(a)	the Central Bank Rate at close of business on the first day of that Interest Period; and

(b)	the applicable Central Bank Rate Adjustment.

10.1.5	In the event of a Benchmark Transition Event, the applicable Reference Rate shall be the sum of:

(a)

the alternate benchmark rate (which may be a simple or compounded risk-free rate or, as appropriate, a central bank rate, fixed rate, a term rate or such other rate calculated by the Lender) that has been selected by the Lender giving due consideration to:

(i)	any selection or recommendation of a replacement rate or the mechanism for determining such a rate by a relevant Governmental body (or committee convened by such body); or

(ii)	any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then current Reference Rate; and

(b)	the Margin; and

(c)	the Benchmark Replacement Adjustment,

provided that, if the applicable Reference Rate, as so determined would be less than zero, the applicable Reference Rate will be deemed to be zero for the purposes of this Agreement.

10.2	Changes to Reference Rate

10.2.1

On or after the occurrence of a Benchmark Transition Event, the Lender may amend this Agreement to replace the then current interest rate benchmark with a Benchmark Replacement. Any such amendment will become effective on the Changes to Reference Rate Effective Date without any further action or consent of the Borrowers, provided that the Lender has not received written notice of objection to such amendment from the Borrowers by 5:00 p.m. (Athens time) on the tenth Business Day after the Lender has provided such amendment to the Borrower.

10.2.2

If the Lender receives written notice of objection in accordance with Clause 10.2.1, the Borrowers and Lender shall promptly enter into negotiations in good faith with a view to agreeing the amendments to this Agreement to replace the existing interest rate benchmark with a Benchmark Replacement as soon as reasonably practicable after the Lender has received written notice of objection and in any event within 30 Business Days from the start of such negotiations. Any such amendments will become effective on such date as agreed between the Lender and the Borrowers as the Changes to Reference Rate Effective Date.

10.2.3

In connection with the implementation of a Benchmark Replacement, the Lender will have the right to make any consequential changes that the Lender determines are appropriate to reflect the adoption, implementation and administration of such Benchmark Replacement from time to time and any changes to include fallbacks in the event the Benchmark Replacement is not available. Any amendments implementing such changes will become effective after the Lender has provided such amendment to the Borrowers without the need for any further action or consent of the Borrowers.

10.2.4

The Lender will notify the Borrowers if it proposes to exercise its rights under Clause 10.2.1. Any determination, decision or election that may be made by the Lender pursuant to Changes to Reference Rate will be conclusive and binding absent manifest error and may be made in the Lender’s sole discretion.

10.2.5

Each Borrower shall, at the request of the Lender, take such action as is available to it for the purpose of authorising or giving effect to the amendments effected or to be effected pursuant to Changes to Reference Rate and, if any security or guarantee has been granted in respect of this Agreement, to ensure the perfection, protection or maintenance of any such security or guarantee.

10.2.6	The terms of this Clause 10.2 shall apply notwithstanding any other provision of this Agreement

10.3	Break Costs

10.3.1

The Borrowers shall, within three (3) Business Days of demand by the Lender, pay to the Lender its Break Costs (if any) attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrowers on a day prior to the last day of an Interest Period for the Loan or Unpaid Sum.

10.3.2

The Lender shall, as soon as reasonably practicable after a demand by the Borrowers, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

11	Fees

11.1

Commitment Fee   The Borrowers shall pay to the Lender a fee computed at the rate of zero point five per cent (0.5%) per annum on the undrawn amount of the Loan for the period commencing on the signing date of this Agreement and ending on the earlier of (a) the last date of the Availability Period, (b) the Utilisation Date and (c) (on the cancelled amount of the Loan) at the time the cancellation of the Loan is effective. The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period, on the Utilisation Date and (on the cancelled amount of the Loan) at the time the cancellation is effective.

11.2

Arrangement fee The Borrowers shall pay to the Lender on the Utilisation Date an arrangement fee in an amount equal to zero point six per cent (0.6%) of the final amount to be advanced to the Borrowers by the Lender under this Agreement.

Section 6         Additional Payment Obligations

12	Tax Gross Up and Indemnities

12.1	Definitions In this Agreement:

"Protected Party" means the Lender if it is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means the Lender if it is beneficially entitled to interest payable to it in respect of an advance under a Finance Document and:

(a)

is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)	is:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)         a company so resident in the United Kingdom; or

(B)         a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(c)	is a Treaty Lender.

"Tax Confirmation" means a confirmation by the Lender that the person beneficially entitled to interest payable to the Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment by the Borrowers under Clause 12.3 (Tax indemnity).

"Treaty Lender" means the Lender if it:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which the Loan is effectively connected.

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

12.2	Tax gross-up

12.2.1

Each Borrower shall (and the Borrowers shall procure that each other Obligor will) make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law, subject as follows.

12.2.2

The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify that Obligor on becoming so aware in respect of a payment payable to the Lender.

12.2.3

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4	A payment shall not be increased under Clause 12.2.3 by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(a)

the payment could have been made to the Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date the Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(b)	the Lender is a Qualifying Lender solely by virtue of (b) of the definition of Qualifying Lender and:

(i)

an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a "Direction") under section 931 of the ITA which relates to the payment and the Lender has received from the Obligor making the payment a certified copy of that Direction; and

(ii)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(c)	the Lender is a Qualifying Lender solely by virtue of (b) of the definition of "Qualifying Lender" and:

(i)	the Lender has not given a Tax Confirmation to the Borrowers; and

(ii)

the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Borrowers, on the basis that the Tax Confirmation would have enabled the Borrowers to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA; or

(d)

the Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had the Lender complied with its obligations under Clause 12.2.7 or Clause 12.2.7 (as applicable).

12.2.5

If an Obligor is required to make a Tax Deduction, the Borrowers shall (and, in the case of any other Obligor, the Borrowers shall procure that such other Obligor will) make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.6

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrowers shall (and, in the case of any other Obligor, the Borrowers shall procure that such other Obligor will) deliver to the Lender a statement under section 975 of the ITA or other evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority;

12.2.7

Subject to 12.2.7(b), if the Lender is a Treaty Lender, the Lender and each Borrower shall co-operate (and each Borrower shall procure that each other Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate) in completing any procedural formalities necessary for that Borrower (or other Obligor) to obtain authorisation to make that payment without a Tax Deduction.

(b)

If the Lender is a Treaty Lender which holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, the Lender shall confirm its scheme reference number and its jurisdiction of tax residence to the Borrowers, and, having done so, the Lender shall be under no obligation pursuant to 12.2.7(a).

12.3	Tax indemnity

12.3.1

Each Borrower shall (within three (3) Business Days of demand by the Lender) pay to the Lender, if the Lender is a Protected Party, an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

12.3.2	Clause 12.3.1 shall not apply:

(a)	with respect to any Tax assessed on the Lender:

(i)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which the Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(ii)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in Clause 12.2.4 (Tax gross-up) applied; or

(iii)	relates to a FATCA Deduction required to be made by a Party.

12.3.3	If the Lender makes or intends to make a claim under Clause 12.3.1 as a Protected Party, the Lender shall promptly notify the Borrowers of the event which will give, or has given, rise to the claim.

12.4	Tax Credit If an Obligor makes a Tax Payment and the Lender determines that:

12.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

12.4.2	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the relevant Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made.

12.5

Stamp taxes   The Borrowers shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

12.6.1

All amounts expressed to be payable under a Finance Document by any Obligor to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Obligor under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, the relevant Borrower shall (and, in the case of any other Obligor, the Borrowers shall procure that such other Obligor will) pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to the Borrowers).

12.6.2

Where a Finance Document requires any Obligor to reimburse or indemnify the Lender for any cost or expense, the relevant Borrower shall (and, in the case of any other Obligor, the Borrowers shall procure that such other Obligor will) reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.6.3

Any reference in this Clause 12.6 to any Obligor shall, at any time when such Obligor is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994) or any equivalent person in any jurisdiction other than the United Kingdom.

12.6.4

In relation to any supply made by the Lender to any Obligor under a Finance Document, if reasonably requested by the Lender, the relevant Borrower shall (and, in the case of any other Obligor, the Borrowers shall procure that such other Obligor will) promptly provide the Lender with details of that Obligor's VAT registration and such other information as is reasonably requested in connection with the Lender's VAT reporting requirements in relation to such supply.

12.7	FATCA information

12.7.1	Subject to Clause 12.7.3, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(b)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(c)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other similar law, regulation, or exchange of information regime.

12.7.2

If a Party confirms to another Party pursuant to Clause 12.7.1(b) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.7.3	Clause 12.7.1 shall not oblige the Lender to do anything, and Clause 12.7.1(c) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

12.7.4

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 12.7.1(a) or 12.7.1(b) (including, for the avoidance of doubt, where Clause 12.7.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.7.5

If a Borrower is a US Tax Obligor or the Lender reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, the Lender shall, within ten Business Days of:

(a)	where a Borrower is a US Tax Obligor, the date of this Agreement; or

(b)	where a Borrower is not a US Tax Obligor, the date of a request from the Borrower,

supply to that Borrower:

(i)	a withholding certificate on Form W-8 or Form W-9 or any other relevant form; or

(ii)	any withholding statement or other document, authorisation or waiver as that Borrower may require to certify or establish the status of the Lender under FATCA or that other law or regulation.

12.7.6

If any withholding certificate, withholding statement, document, authorisation or waiver provided to a Borrower by the Lender pursuant to Clause 12.7.5 is or becomes materially inaccurate or incomplete, the Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to that Borrower unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify that Borrower).

12.8	FATCA Deduction

12.8.1

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.8.2

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment.

13	Increased Costs

13.1

Increased costs   Subject to Clause 13.4 (Exceptions) the Borrowers shall, within three (3) Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation or (iii) the implementation or application of or compliance with Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (whether such implementation, application or compliance is by a government, regulator, the Lender or any of the Lender's Affiliates).

13.2	In this Agreement:

13.2.1	"Basel III" means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

13.2.2	"CRD IV" means EU CRD IV and UK CRD IV.

13.2.3	"EU CRD IV" means:

(a)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and

(b)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

13.2.4	"UK CRD IV" means:

(a)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 as it forms part of domestic law of the United Kingdom by virtue of the 2018 Withdrawal Act;

(b)

the law of the United Kingdom or any part of it, which immediately before IP Completion Day (as defined in the 2020 Withdrawal Act) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and

(c)

direct EU legislation (as defined in the 2018 Withdrawal Act), which immediately before IP Completion Day (as defined in the 2020 Withdrawal Act) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the 2018 Withdrawal Act.

13.2.5	"Increased Costs" means:

(a)	a reduction in the rate of return from the Loan or on the Lender's (or its Affiliate's) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into any Finance Document or funding or performing its obligations under any Finance Document.

13.3	Increased cost claims

13.3.1	If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) the Lender shall promptly notify the Borrowers of the event giving rise to the claim.

13.3.2	The Lender shall, as soon as practicable after a demand by the Borrowers, provide a certificate confirming the amount of its Increased Costs.

13.4	Exceptions Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

13.4.1	attributable to a Tax Deduction required by law to be made by the Borrowers;

13.4.2	attributable to a FATCA Deduction required to be made by a Party;

13.4.3	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 but was not so compensated solely because any of the exclusions in Clause 12.3 applied); or

13.4.4	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

13.5	Hedging Agreement This Clause 13 shall not apply to any Hedging Agreement.

14	Other Indemnities

14.1

Currency indemnity   If any sum due from a Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

14.1.1	making or filing a claim or proof against that Borrower; or

14.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.

Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

This Clause 14.1 shall not apply to any Hedging Agreement.

14.2	Other indemnities

14.2.1	The Borrowers shall, within five (5) Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by that Secured Party as a result of:

(a)	the occurrence of any Event of Default which is continuing;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(c)

funding, or making arrangements to fund, the Loan following delivery by the Borrowers of the Utilisation Request but the Loan not being advanced by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

14.2.2

The Borrowers shall promptly indemnify the Lender, each Affiliate of the Lender and each officer or employee of the Lender or its Affiliate (each such person for the purposes of this Clause 14.2 an "Indemnified Person") against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Encumbrance constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, a Vessel, unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person. Any Affiliate or any officer or employee of the Lender or its Affiliate (subject to the caveats contained herein) may rely on this Clause 14.2 subject to Clause 1.8 (Third party rights) and the provisions of the Third Parties Act.

14.2.3	Subject to any limitations set out in Clause 14.2.2, the indemnity in that Clause shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(a)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(b)	in connection with any Environmental Claim.

14.2.4	The Borrowers shall promptly indemnify the Lender as holder of any of the Security Documents and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(a)	any failure by the Borrowers to comply with its obligations under Clause 16 (Costs and Expenses);

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, protection or enforcement of the Security Documents;

(d)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender and each Receiver and Delegate by the Finance Documents or by law;

(e)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents to which it is a party; or

(f)

acting as holder of any of the Security Documents, Receiver or Delegate or otherwise relating to any of the Security Assets (otherwise, in each case, than by reason of the relevant Lender's, Receiver's or Delegate's gross negligence or wilful misconduct).

14.3	Indemnity survival The indemnities contained in this Agreement shall survive repayment of the Loan.

15	Mitigation by the Lender

15.1

Mitigation   The Lender shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in the Loan ceasing to be available or any amount becoming payable under or pursuant to any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office. The above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2

Limitation of liability   The Borrowers shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation). The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in its opinion (acting reasonably), to do so might be prejudicial to it.

16	Costs and Expenses

16.1

Transaction expenses   The Borrowers shall on demand and in any event by not later than thirty (30) days following such demand, pay the Lender and any Receiver or Delegate the amount of all costs and expenses (including, without limitation, all agreed legal fees, VAT, disbursements and correspondent lawyers’ fees provided that the demand for payment is accompanied by the respective invoice) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

16.1.1	this Agreement and any other documents referred to in this Agreement;

16.1.2	any other Finance Documents executed after the date of this Agreement;

16.1.3

any other document which may at any time be required by the Lender to give effect to any Finance Document or which the Lender is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of a Vessel and a Fleet Vessel, subject to Clause 17.15); and

16.1.4	any discharge, release or reassignment of any of the Security Documents.

16.2

Amendment costs   If an Obligor requests an amendment, waiver or consent the Borrowers shall, within three (3) Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees and currency exchange costs) reasonably incurred by the Lender and any Receiver or Delegate in responding to, evaluating, negotiating or complying with that request or requirement provided that no sum shall be payable under this Clause if the relevant request for an amendment, notice, waiver or consent are rejected by the Lender and/or are not granted (as applicable).

16.3

Enforcement and preservation costs   The Borrowers shall, within three (3) Business Days of written demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Encumbrances and any proceedings instituted by or against the Secured Party as a consequence of entering into a Finance Document taking or holding the Transaction Encumbrances or enforcing those rights including (without limitation) any losses, costs and expenses which that Secured Party may from time to time sustain, incur or become liable for by reason of that Secured Party being mortgagee of a Vessel and/or a lender to the Borrowers, or by reason of that Secured Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of a Vessel.

16.4

Other costs   The Borrowers shall, within three (3) Business Days of demand, pay to each Secured Party the amount of all sums which that Secured Party may pay or become actually or contingently liable for on account of a Borrower in connection with a Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Secured Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Secured Party in connection with the maintenance or repair of a Vessel or in discharging any lien, bond or other claim relating in any way to a Vessel, and any sums which that Secured Party may pay or guarantees which it may give to procure the release of a Vessel from arrest or detention and in relation to currency exchange cost.

Section 7         Security and Application of Moneys

17	Security Documents and Application of Moneys

17.1

Security Documents   As security for the payment of the Indebtedness, the Borrowers shall execute and deliver to the Lender or cause to be executed and delivered to the Lender the following documents in such forms and containing such terms and conditions as the Lender shall require:

17.1.1	a first preferred mortgage over each Vessel;

17.1.2	a first priority deed of assignment of the Insurances, Earnings, Charter Rights and Requisition Compensation of each Vessel;

17.1.3	a guarantee and indemnity from the Guarantor;

17.1.4	a first priority charge of all issued shares of each of the Borrowers from the Chargor;

17.1.5	a first priority account security deed in respect of all amounts from time to time standing to the credit of each of the Earnings Accounts;

17.1.6	a first priority account security deed in respect of all amounts from time to time standing to the credit of each of the Cash Collateral Accounts;

17.1.7	letters of undertaking, including an assignment of each Vessel's Insurances, from the Managers in respect of each Vessel;

17.1.8	first priority assignments of the Hedging Agreements; and

17.1.9	first priority assignment of each Vessel's Insurances from the Guarantor.

17.2

Accounts The Borrowers shall maintain the Earnings Accounts and the Cash Collateral Accounts with the relevant Account Holder for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

17.3	Earnings Each Borrower shall procure that all Earnings in respect of its Vessel and any Requisition Compensation in respect of its Vessel are credited to its Earnings Account.

17.4	Application of the Earnings Accounts The Borrowers shall procure that there is transferred from the Earnings Accounts to the Lender:-

17.4.1	on each Repayment Date, the amount of the Repayment Instalment then due; and

17.4.2	on each Interest Payment Date, the amount of interest then due and the Borrowers irrevocably authorise the Lender to instruct the Account Holder to make those transfers on the relevant date.

17.5

Borrowers' obligations not affected   If for any reason the amount standing to the credit of the Earnings Accounts is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrowers' obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

17.6

Release of surplus Any amount remaining to the credit of the Earnings Accounts following the making of any transfer required by Clause 17.4 (Application of the Earnings Accounts) shall (unless a Default shall have occurred and be continuing) be released to or to the order of the Borrowers.

17.7	Restriction on withdrawal During the Facility Period no sum may be withdrawn from:

17.7.1	the Earnings Accounts without the prior written consent of the Lender (except in accordance with this Clause 17); and

17.7.2	the Cash Collateral Accounts without the prior written consent of the Lender.

No Account shall be overdrawn.

17.8

Relocation of the Accounts  Any time after the occurrence of a Default which is continuing, the Lender may without the consent of the Borrowers instruct the relevant Account Holder to relocate any of the Accounts to any other branch of the relevant Account Holder, without prejudice to the continued application of this Clause 17 and the rights of the Secured Parties under the Finance Documents.

17.9

Access to information   The Borrowers agree that the Lender (and its nominees) may from time to time during the Facility Period review the records held by the relevant Account Holder (whether in written or electronic form) in relation to the Accounts and irrevocably waives any right of confidentiality which may exist in relation to those records.

17.10

Statements   Without prejudice to the rights of the Lender under Clause 17.9 (Access to information), the Borrowers shall procure that the relevant Account Holder provides to the Lender, no less frequently than each calendar month during the Facility Period, statements of account (in written or electronic form) showing all entries made to the credit and debit of each of the Accounts during the immediately preceding calendar month.

17.11

Application after acceleration   From and after the giving of notice to the Borrowers by the Lender under Clause 22.2 (Acceleration), the Borrowers shall procure that all sums from time to time standing to the credit of any of the Accounts are immediately transferred to the Lender or any Receiver or Delegate for application in accordance with Clause 17.12 (Application of moneys by Lender) and the Borrowers irrevocably authorise the Lender to instruct the relevant Account Holder to make those transfers.

17.12	Application of moneys by Lender The Borrowers irrevocably authorise the Lender or any Receiver or Delegate to apply all moneys which it receives and is entitled to receive:

17.12.1	pursuant to a sale or other disposition of a Vessel or any right, title or interest in a Vessel; or

17.12.2	by way of payment of any sum in respect of the Insurances, Earnings, Charter Rights or Requisition Compensation; or

17.12.3	by way of transfer of any sum from any of the Accounts; or

17.12.4	otherwise under or in connection with any Security Document, in or towards satisfaction of the Indebtedness in the following order:

(a)

first, in or towards payment of any unpaid fees, costs, expenses and default interest due to the Lender and any Receiver or Delegate under all or any of the Finance Documents, such application to be apportioned between the Lender and any Receiver or Delegate pro rata to the aggregate amount of such items due to each of them;

(b)	second, in or towards payment of:

(i)	any periodical payments (not being payments as a result of termination) due but unpaid under a Hedging Agreement; and

(ii)	any accrued interest, fee or commission due but unpaid under this Agreement,

on a pro rata basis between paragraph (i) above and paragraph (ii) above and without preference;

(c)	third, in or towards payment of:

(i)	any sums due to be paid by the Borrowers but remaining unpaid as a result of termination under the Hedging Agreements; and

(ii)	any principal due but unpaid under this Agreement,

on a pro rata basis between paragraph (i) above and paragraph (ii) above and without preference; and

(d)	fourth, in or towards payment of any other sum due and payable to the Lender but unpaid under all or any of the Finance Documents,

Provided that the balance (if any) of the moneys received shall be paid to the Obligors from whom or from whose assets those sums were received or recovered or to any other person entitled to them.

17.13

Retention on account   Moneys to be applied by the Lender or any Receiver or Delegate under Clause 17.12 (Application of moneys by Lender) shall be applied as soon as practicable after the relevant moneys are received by it, or otherwise become available to it.

17.14

Additional security Subject to Clause 7.6 (Mandatory Prepayment on change of ownership of Guarantor), if at any time the aggregate Market Values of the Vessels is less than 130% of the aggregate of (i) the Loan then outstanding (minus the value of any additional security (such value to be the face amount of the deposit in the case of cash), determined conclusively by appropriate advisers appointed by the Lender (in the case of other charged assets), and determined by the Lender in its reasonable discretion (in all other cases)) for the time being provided to the Lender under this Clause 17.14) and (ii) the amount certified by the Lender (such certificate being always issued absent manifest error) to be the amount which would be payable by the Borrowers to the Lender under any Hedging Agreement if an Early Termination Date were to occur at that time (the "VTL Coverage"), the Borrowers shall, within 30 days of the Lender's request, at the Borrowers' option:

17.14.1	pay to the Lender or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Lender as additional security for the payment of the Indebtedness; or

17.14.2	give to the Lender other additional security in amount and form acceptable to the Lender in its discretion; or

17.14.3	prepay the Loan in the amount of the shortfall.

Clauses 6.3 (Reborrowing), 7.3.3 (Voluntary prepayment of Loan) and 7.7 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 17.14 and the value of any additional security provided shall be determined by the Lender in its discretion.

If, at any time after the Borrowers have provided additional security in accordance with the Lender's request under this Clause 17.14, the Lender shall determine when testing compliance with the relevant VTL Coverage that all or any part of that additional security may be released without resulting in a shortfall in the relevant VTL Coverage, then provided that no Default is continuing, the Lender shall effect a release of all or any part of that additional security, but this shall be without prejudice to the Lender's right to make a further request under this Clause 17.14 should the value of the remaining security subsequently merit it.

17.15	Valuation certificates

17.15.1	Subject to Clause 17.15.2, the Lender may obtain at the cost and expense of the Borrowers:

(a)	one valuation in respect of each Vessel from an Approved Shipbroker in order to certify the Initial Market Value of each Vessel for the purposes of determining the Maximum Vessel Loan Amount;

(b)

one valuation in respect of each Vessel per year from an Approved Shipbroker (a) for the purposes of determining the relevant percentage referred to in Clause 17.14 (Additional Security), (b) for the purposes of determining the relevant percentage referred to in Clause 7.5 (Mandatory prepayment on sale or Total Loss) and (c) for the purposes of determining the relevant percentage referred to in Clause 7.6 (Mandatory prepayment on change of ownership of Guarantor); and

(c)	one set of valuations for each Fleet Vessel from an Approved Shipbroker for the purposes of determining compliance with Clause 20.1 (Guarantor's Covenants).

17.15.2

Any time after the occurrence of an Event of Default which is continuing, as many sets of valuations per year as may be necessary or desirable to the Lender from the required number of Approved Shipbrokers in order to certify the Market Value of each Vessel and any Fleet Market Value.

Section 8         Representations, Undertakings and Events of Default

18	Representations

18.1	Representations Each Borrower makes the representations and warranties set out in this Clause 18 to the Lender:-

18.1.1	Status

(a)	Each of the Obligors:

(i)	Is duly incorporated and validly existing under its Original Jurisdiction; and

(ii)	has the power to own its assets and carry on its business as it is being conducted.

(b)	The Guarantor is in compliance with the Republic of Marshall Islands Economic Substance Regulations 2018.

18.1.2	Binding obligations Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by each of the Obligors in each of the Relevant Documents to which it is a party are legal, valid, binding and enforceable obligations; and

(b)

(without limiting the generality of Clause 18.1.2(a)) each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

18.1.3

Non-conflict with other obligations   The entry into and performance by each of the Obligors of, and the transactions contemplated by, the Relevant Documents and the granting of the Transaction Encumbrances do not and will not conflict with:

(a)	any law or regulation applicable to such Obligor;

(b)	the constitutional documents of such Obligor; or

(c)	any agreement or instrument binding upon such Obligor or any of such Obligor's assets or constitute a default or termination event (however described) under any such agreement or instrument.

18.1.4	Power and authority

(a)

Each of the Obligors has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Relevant Documents to which it is or will be a party and the transactions contemplated by those Relevant Documents.

(b)

No limit on the powers of any Obligor will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Relevant Documents to which it is a party.

18.1.5	Validity and admissibility in evidence All Authorisations required or desirable:

(a)

to enable each of the Obligors lawfully to enter into, exercise its rights and comply with its obligations in the Relevant Documents to which it is a party or to enable the Lender to enforce and exercise all its rights under the Relevant Documents; and

(b)	to make the Relevant Documents to which any Obligor is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 1 (Conditions Subsequent).

18.1.6	Governing law and enforcement

(a)	The choice of governing law of any Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Obligor.

(b)

Any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Relevant Jurisdictions of each relevant Obligor.

18.1.7

Insolvency   No corporate action, legal proceeding or other procedure or step described in Clause 22.1.7 (Insolvency proceedings) or creditors' process described in Clause 22.1.8 (Creditors' process) has been taken or, to the knowledge of either Borrower, threatened in relation to an Obligor; and none of the circumstances described in Clause 22.1.5 (Insolvency) applies to an Obligor.

18.1.8

No filing or stamp taxes   Under the laws of the Relevant Jurisdictions of each relevant Obligor it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in any of those jurisdictions or that any stamp, registration, notarial or similar Tax or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for the registration of each Mortgage at the Ships Registry where title to the relevant Vessel is registered in the ownership of the relevant Borrower and payment of associated fees, which registration and fees will be made and paid promptly after the date of the relevant Finance Document.

18.1.9

Deduction of Tax   None of the Obligors is required under its Original Jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is:

(a)

a Qualifying Lender falling within (a) of the definition of Qualifying Lender; or, except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, a Qualifying Lender falling within (b) of the definition of Qualifying Lender; or

(b)

a Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

18.1.10	No default

(a)

No Event of Default and, on the date of this Agreement and on the Utilisation Date, no Default is continuing or is reasonably likely to result from the advance of the Loan or the entry into, the performance of, or any transaction contemplated by, any of the Relevant Documents.

(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on any of the Obligors or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

18.1.11	No misleading information Save as disclosed in writing to the Lender prior to the date of this Agreement:

(a)

all material information provided to the Lender by or on behalf of any of the Obligors or any other member of the Group on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect and all projections provided to the Lender on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(b)

all other written information provided by any of the Obligors or any other member of the Group (including its advisers) to the Lender was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

18.1.12	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the Lender in writing to the contrary.

(b)

The unaudited Original Financial Statements fairly represent the Guarantor's consolidated financial condition and results of operations for the relevant financial year unless expressly disclosed to the Lender in writing to the contrary prior to the date of this Agreement.

(c)

The audited Original Financial Statements give a true and fair view of Guarantor's consolidated financial condition and results of operations during the relevant financial year unless expressly disclosed to the Lender in writing to the contrary prior to the date of this Agreement.

(d)	There has been no material adverse change in any Obligor's assets, business or financial condition since the date of the Original Financial Statements.

(e)	The Guarantor's most recent financial statements delivered pursuant to Clause 19.1 (Financial statements):

(i)	have been prepared in accordance with GAAP as applied to the Original Financial Statements; and

(ii)

give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and its consolidated results of operations for, the period to which they relate.

(f)

Since the date of the most recent financial statements delivered pursuant to Clause 19.1 (Financial statements) there has been no material adverse change in the business, assets or financial condition of any of the Obligors.

18.1.13

No proceedings pending or threatened No litigation, arbitration, or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any of the Obligors.

18.1.14	No breach of laws None of the Obligors or any other member of the Group has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

18.1.15	Environmental laws

(a)

Each of the Obligors and each other member of the Group is in compliance with Clause 21.5 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)

No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any of the Obligors or any other member of the Group where that claim has or is reasonably likely, if determined against that Obligor or other member of the Group, to have a Material Adverse Effect.

18.1.16	Taxation

(a)	None of the Obligors is materially overdue in the filing of any Tax returns or is overdue in the payment of any amount in respect of Tax.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against any of the Obligors with respect to Taxes.

(c)	Each of the Obligors (other than the Managers) is resident for Tax purposes only in its Original Jurisdiction.

18.1.17

Anti-corruption law    None of the Obligors, or any member of the Group nor to the knowledge of a Borrower, any director, officer, agent, employee, Affiliate or other person acting on behalf of a Borrower or an Obligor or any of their Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-corruption and anti-bribery law, including but not limited to, the UK Bribery Act and the FCPA. Furthermore, each Borrower and, to the knowledge of each Borrower, its Affiliates any member of the Group and each Obligor have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

18.1.18	No Encumbrance or Financial Indebtedness

(a)

No Encumbrance (other than any Permitted Encumbrance) exists over (i) all or any of the present or future assets of either of the Borrowers and (ii) the shares of the Chargor in each of the Borrowers; and

(b)	No Borrower has any Financial Indebtedness outstanding other than as permitted by this Agreement.

18.1.19

Pari passu ranking   The payment obligations of each of the Obligors under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.1.20	No adverse consequences

(a)	It is not necessary under the laws of the Relevant Jurisdictions of any of the Obligors:

(i)	in order to enable the Lender to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that the Lender should be licensed, qualified or otherwise entitled to carry on business in any of the Relevant Jurisdictions of any of the Obligors.

(b)

The Lender is not and will not be deemed to be resident, domiciled or carrying on business in any of the Relevant Jurisdictions of any of the Obligors by reason only of the execution, performance and/or enforcement of any Finance Document.

18.1.21	Ownership of the Borrowers Each Borrower is a wholly owned Subsidiary of the Chargor.

18.1.22

Disclosure of material facts   No Borrower is aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

18.1.23

Completeness of Relevant Documents The copies of any Relevant Documents provided or to be provided by the Borrowers to the Lender in accordance with Clause 4 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Lender.

18.1.24	No Immunity No Obligor or any of its assets is immune to any legal action or proceeding.

18.1.25

Money laundering   Any borrowing by a Borrower under this Agreement, and the performance of its obligations under this Agreement and under the other Finance Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to "money laundering" as defined in Article 1 of the Directive ((EU) 2015/849) of the European Parliament and of the Council of the European Communities (as it forms part of the domestic law of the United Kingdom by virtue of the 2018 Withdrawal Act).

18.1.26	Sanctions

(a)	None of the Obligors, none of their Subsidiaries, no director or officer or any employee, agent, or Affiliate of an Obligor nor any of its Subsidiaries:

(i)	is a Prohibited Person; or

(ii)	is acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person,

other than to the extent that such representation/warranty would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union) or any similar applicable blocking or anti-boycott law or regulation in the United Kingdom.

(b)

No proceeds of the Loan shall be made available, directly or indirectly, by any Obligor to, or for the benefit of, a Prohibited Person nor shall they be otherwise applied, directly or indirectly, by any Obligor in a manner or for a purpose prohibited by Sanctions.

18.1.27	Valuations

(a)

All information supplied by an Obligor or (with an Obligor's knowledge) on its behalf to an Approved Shipbroker for the purposes of a valuation in evidence of the Market Value in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	No Obligor has omitted to supply any information to an Approved Shipbroker in its possession or knowledge which, if disclosed, would adversely affect any such valuation in any material respect.

(c)

To the best of each Obligor's knowledge, there has been no change to the factual information supplied in relation to any such valuation between the date such information was supplied and the date of that valuation which renders that information untrue or misleading in any material respect.

18.1.28	US Tax Obligor No Obligor is a US Tax Obligor.

18.1.29	Guarantor The Guarantor is a US NASDAQ listed company. The Lender acknowledges that the Guarantor is a US NASDAQ listed company on the date of this Agreement.

18.2

Repetition   Each Repeating Representation is deemed to be repeated by each Borrower by reference to the facts and circumstances then existing on the date of the Utilisation Request, on the Utilisation Date, on the first day of each Interest Period and, in the case or those contained in Clauses 18.1.12(d) and 18.1.12(f) (Financial statements) and for so long as any amount is outstanding under the Finance Documents or any part of the Loan is undrawn and available, on each day.

19	Information Undertakings

The undertakings in this Clause 19 remain in force for the duration of the Facility Period.

19.1	Financial statements The Borrowers shall procure that the Guarantor will supply to the Lender:

19.1.1

as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of the Guarantor's financial years, the Guarantor's consolidated audited financial statements (including annual profit and loss accounts and annual balance sheets) for that financial year; and

19.1.2

as soon as the same become available, but in any event within ninety (90) days after the end of each half year during each of the Guarantor's financial years, the Guarantor's consolidated unaudited semi-annual financial statements for that half year.

19.2	Compliance Certificate

19.2.1

The Borrowers shall procure that the Guarantor will supply to the Lender, with each set of its annual consolidated financial statements delivered pursuant to Clause 18.1.1 (Financial statements) and each set of its semi-annual consolidated financial statements delivered pursuant to Clause 18.1.2 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date as at which those financial statements were drawn up.

19.2.2

Each Compliance Certificate shall be signed by two directors of each of the Borrowers and the Guarantor, and shall be reported on by the Guarantor's auditors in the form agreed by the Borrowers, the Guarantor and the Lender before the date of this Agreement.

19.3	Requirements as to financial statements

Each set of financial statements delivered by the Borrowers or the Guarantor (as applicable) under Clause 19.1 (Financial statements):

19.3.1

shall be certified by a director of the Guarantor as giving a true and fair view of (in the case of annual financial statements), or fairly representing (in other cases), its financial condition as at the date as at which those financial statements were drawn up;

19.3.2

shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Lender that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Lender:

(a)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(b)

sufficient information, in form and substance as may be reasonably required by the Lender, to enable the Lender to determine whether Clause 20 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Information: miscellaneous Each Borrower shall supply to the Lender:

19.4.1

at the same time as they are dispatched, copies of all documents dispatched by that Borrower to its shareholders generally (or any class of them) or dispatched by that Borrower or any other Obligor to its creditors generally (or any class of them);

19.4.2

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

19.4.3

promptly, such information as the Lender may reasonably require about the Security Assets and compliance of the Obligors with the terms of any Security Documents including without limitation cash flow analyses and details of the operating costs of any Vessel; and

19.4.4

promptly on request, such further information regarding the financial condition, affairs, commitment, assets and operations of any Obligor, or any other member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement and an up to date copy of its shareholders' register (or equivalent in its Original Jurisdiction)) as the Lender may reasonably request.

19.5	Notification of default

19.5.1	Each Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

19.5.2

Promptly upon a request by the Lender, each Borrower shall supply to the Lender a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6	"Know your customer" checks If:

19.6.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

19.6.2	any change in the status of an Obligor after the date of this Agreement; or

19.6.3	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement; or

19.6.4	any of the Lender's internal compliance rules, policies and procedures,

obliges the Lender (or, in the case of Clause 19.6.3, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower the Guarantor or any other member of the Group which has a loan with the Lender and has issued registered shares shall promptly upon the request of the Lender, supply, or procure the supply of, such documentation and other evidence as is requested by the Lender at its absolute satisfaction, prior to the date of this Agreement (for itself or, in the case of the event described in Clause 19.6.3, on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in Clause 19.6.3, any prospective new Lender to carry out and be satisfied it has complied with or has refreshed all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20	Financial Covenants

20.1	Guarantor's Covenants The Borrowers shall procure that the Guarantor shall maintain at all times during the Facility Period:

20.1.1	Maximum Leverage not higher than 75%;

20.1.2	Liquidity of an amount of not less than $200,000 in respect of each Fleet Vessel; and

20.1.3	Net Worth of not less than fifteen million dollars ($15,000,000).

20.2

Cash Collateral Amount Each Borrower shall, as long as its Vessel remains mortgaged in favour of the Lender pursuant to this Agreement, at all times during the Facility Period maintain in its Cash Collateral Account an amount of $300,000 (the "Cash Collateral Amount"), such amount to be charged in favour of the Lender free of any Encumbrances other than in favour of the Lender and in case of prepayment under clause 7.3 (Voluntary prepayment of Loan) the Cash Collateral Amount is to be released to the relevant Borrower.

The expressions used in this Clause 20 shall be construed in accordance with GAAP, and for the purposes of this Agreement:-

"Cash" means, in respect of the Guarantor, cash at bank or in hand which is not subject to any Encumbrance (other than in favour of the Lender or the other financiers of the Group).

"Fleet Market Value" means (a) in respect of the Fleet Market Value of a Fleet Vessel (other than a Vessel and an Other Vessel) the value conclusively determined by one valuation obtained by one Approved Shipbroker selected and appointed by the Borrowers on behalf of the Lender and approved by and reporting to the Lender on the basis of a charter free sale for prompt delivery and free of encumbrances for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer and evidenced by one valuation of that Fleet Vessel addressed to the Lender certifying a value for that Fleet Vessel and (b) in respect of the Fleet Market Value of a Vessel or an Other Vessel, the Market Value of such Vessel or such Other Vessel (as applicable).

"Fleet Vessels" means any vessel (including the Vessels and the Other Vessels) from time to time wholly owned by a Subsidiary of the Guarantor (directly or indirectly) and each a "Fleet Vessel".

"Liquidity" means, in respect of each period during which the consolidated financial statements delivered pursuant to Clause 19.1 (Financial statements) are delivered by the Guarantor, Cash, as shown in the applicable financial statements of the Guarantor, for such accounting period and determined in accordance with GAAP.

"Maximum Leverage" means, in respect of each period during which financial statements are required to be delivered pursuant to Clause 19.1 (Financial statements), the ratio of Total Consolidated Liabilities, to Value Adjusted Total Assets, as shown in the applicable consolidated financial statements of the Guarantor for such accounting period and determined in accordance with GAAP.

"Net Worth" means equity payments already advanced in respect of the Fleet Vessels less accumulated dividends plus retained earnings of the Fleet Vessels, as each such term is defined in the applicable consolidated financial statements (as provided in Clause 19.1 (Financial statements)) for the Guarantor determined in accordance with GAAP.

"Total Consolidated Liabilities" means, in respect of the Guarantor at any time on a consolidated basis, the ratio of total indebtedness (long-term debt including the current portion of long-term debt) of the Guarantor which would be included in the applicable consolidated financial statements of the Guarantor as total liabilities in accordance with GAAP.

"Total Assets" means the amount of total assets of the Guarantor at any time on a consolidated basis which would be included in the applicable consolidated financial statements (as provided in Clause 19.1 (Financial statements)) of the Guarantor as total assets determined in accordance with GAAP.

"Value Adjusted Total Assets" means the Total Assets of the Guarantor as adjusted for the difference of the book value of the Fleet Vessels (as evidenced in the most recent financial statements (pursuant to Clause 19.1 (Financial statements)) and the aggregate of Fleet Market Values.

21	General Undertakings

The undertakings in this Clause 20.1 remain in force for the duration of the Facility Period.

21.1	Authorisations Each Borrower shall promptly:

21.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect;

21.1.2	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(a)	enable any Obligor to perform its obligations under the Finance Documents to which it is a party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(c)	enable any Obligor to carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.2	Sanctions

21.2.1

No Borrower will (and the Borrowers shall procure that no Obligor will), directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person:

(a)	to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of Sanctions; or

(b)

in any other manner that would result in a violation of Sanctions by any person (including any person participating in the Loan, whether as underwriter, advisor investor or otherwise) other than to the extent that such covenant would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union) or any similar applicable blocking or anti-boycott law or regulation in the United Kingdom.

21.2.2	Each Borrower shall comply (and the Borrowers shall procure that each other Obligor, each other member of the Group and each Affiliate of any of them shall comply) in all respects with all Sanctions.

21.3	Compliance with laws

Each Borrower shall (and the Borrowers shall procure that each other Obligor, any member of the Group shall):

21.3.1	comply, or procure compliance with all laws or regulations to which it may be subject:

(a)	relating to its business generally; and

(b)	relating to any Vessel, its ownership, employment, operation, management and registration,

including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and the laws of the flag of the Vessels;

21.3.2	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and

21.3.3

without limiting paragraphs 21.3.1 and 21.3.2 above, not employ any Vessel nor allow or suffer its employment, operation or management in any manner that would result in a violation of any law or regulation to which it may be subject, including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions, by any Person (including any Person participating in the Loan, whether as facility agent, security agent, arranger, lender, underwriter, advisor, investor or otherwise), other than to the extent that such undertaking would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union), or any similar applicable blocking or anti-boycott law or regulation in the United Kingdom.

21.3.4

Each Borrower shall comply (and shall procure that each other Obligor, each other member of the Group and each Affiliate of any of them shall comply), in all respects with all laws to which it may be subject, if (except as regards Sanctions, to which Clause 21.2 applies, and anti-corruption laws to which Clause 21.7 applies) failure so to comply has or is reasonably likely to have a Material Adverse Effect.

21.4	Sanctions and Vessel trading

21.4.1

Without limiting Clause 21.3 (Compliance with laws), no Borrower shall (and the Borrowers shall procure that none of its Affiliates shall), directly or indirectly, use a Vessel or permit or suffer the use of a Vessel:

(a)	by or for the benefit of a Prohibited Person;

(b)

in any activity that involves a country or territory whose government is the target of Sanctions or that, at the time of such use, is the target of comprehensive countrywide or territory wide Sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria and Crimea), including calling at a port located in, or the transport of goods to or from, such a country or territory;

other than to the extent that such undertaking would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union), or any similar applicable blocking or anti-boycott law or regulation in the United Kingdom.

21.4.2	Without limiting Clause 21.3 (Compliance with laws), each Borrower and its Affiliates shall procure that:

(a)	no Vessel shall be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances; and

(b)

each charterparty, including without limitation any Charter (other than the Initial Charters), in respect of a Vessel shall contain, for the benefit of the Borrowers and its Affiliates, language which gives effect to the provisions of Clause 21.3.3 (Compliance with laws) as regards Sanctions and of this Clause 21.4 (Sanctions and Vessel trading) and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions (or which would result in a breach of Sanctions if Sanctions were binding on each Obligor).

The Lender acknowledges that the Initial Charters comply with the requirements of Clause 21.4.2 on the date of this Agreement.

21.5	Environmental compliance

Each Borrower shall (and the Borrowers shall procure that each other Obligor will):

21.5.1	comply with all Environmental Laws;

21.5.2	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

21.5.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.6	Environmental Claims

Each Borrower shall (and shall procure that each other Obligor will) promptly upon becoming aware of the same, inform the Lender in writing of:

21.6.1	any Environmental Claim against any of the Obligors or any other member of the Group or any Vessel which is current, pending or threatened; and

21.6.2	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Obligors or any other member of the Group or any Vessel, where the claim, if determined against that Obligor or other member of the Group or a Vessel, has or is reasonably likely to have a Material Adverse Effect.

21.7	Anti-corruption law

21.7.1

No Borrower shall (and the Borrowers shall procure that no other Obligor will) directly or indirectly use the proceeds of the Loan for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar applicable legislation in other jurisdictions.

21.7.2	Each Borrower shall (and the Borrowers shall procure that each other Obligor, each other member of the Group and each Affiliate of any of them will):

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

21.8	Taxation

21.8.1

Each Borrower shall (and the Borrowers shall procure that each other Obligor will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)

adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under Clause 19.1 (Financial statements); and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

21.8.2	No Borrower may (and no other Obligor may) change its residence for Tax purposes.

21.9

Evidence of good standing   Each Borrower will from time to time, if requested by the Lender, provide the Lender with evidence in form and substance satisfactory to the Lender that the Obligors and all corporate shareholders of any of the Obligors (other than in respect of the Guarantor's corporate shareholders) remain in good standing.

21.10

Pari passu ranking   Each Borrower shall (and the Borrowers shall procure that each other Obligor shall) ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.11	Negative pledge

21.11.1	Each Borrower shall:

(a)	not create nor permit to subsist any Encumbrance (other than any Permitted Encumbrance) over any of its assets without the prior written consent of the Lender; and

(b)	procure that the Chargor will not create nor permit to subsist any Encumbrance over the shares of the Chargor in each Borrower.

21.11.2	No Borrower shall:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

21.12	Disposals

21.12.1

No Borrower shall (and the Borrowers shall procure that no other Obligor (other than the Guarantor) will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

21.12.2

Each Borrower shall procure that the Chargor shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, transfer or otherwise dispose of its shares in the Borrowers.

21.13	Arm's length basis

21.13.1	No Borrower shall enter into any transaction with any person except on arm's length terms and for full market value.

21.13.2

Any fees, costs and expenses payable under the Relevant Documents in the amounts set out in the Relevant Documents delivered to the Lender under Clause 4.1 (Initial conditions precedent) or agreed by the Lender shall not be a breach of this Clause 21.13.

21.14

Merger   No Borrower shall (and the Borrowers shall procure that no other Obligor will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction without the prior written consent of the Lender.

21.15

Change of business   No Borrower shall (and the Borrowers shall procure that no other Obligor will) make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

21.16

No other business   No Borrower shall (and the Borrowers shall procure that no other Obligor (other than the Guarantor) will) engage in any business other than the ownership, operation, chartering and management of the relevant Vessel.

21.17	No acquisitions No Borrower shall acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.

21.18	No Joint Ventures No Borrower shall:

21.18.1	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

21.18.2

transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

21.19	No borrowings No Borrower shall incur or allow to remain outstanding any Financial Indebtedness (except for the Loan).

21.20	No substantial liabilities Except in the ordinary course of business, no Borrower shall incur any liability to any third party of a substantial nature.

21.21

No loans or credit   No Borrower shall, without the prior written consent of the Lender, be a creditor in respect of any Financial Indebtedness unless it is a loan made in the ordinary course of business in connection with the chartering, operation or repair of the relevant Vessel.

21.22	No guarantees or indemnities No Borrower shall incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

21.23	No dividends No Borrower shall (and the Borrowers shall procure that the Guarantor will not):

21.23.1

declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of the Borrowers' share capital and the Guarantor's common share capital (or any class of the Borrowers' share capital and any class of the Guarantor's common share capital (as applicable));

21.23.2

repay or distribute any dividend or share premium reserve in respect of the Borrowers and repay or distribute any dividend or common share premium reserve in respect of the Guarantor (as applicable); or

21.23.3	redeem, repurchase, defease, retire or repay any of the Borrowers' share capital and the Guarantor's common share capital (as applicable) or resolve to do so,

following (i) any breach of Clause 17.14 (Additional Security), (ii) the occurrence and during the continuation of an Event of Default or (iii) where the making or payment of such dividend or distribution would result in the occurrence of an Event of Default.

21.24

Ownership and management of the Borrowers No change in the management or the legal or beneficial ownership of the Borrowers shall occur from that advised to the Lender by the Borrowers at the date of this Agreement. Subject to Clause 7.6 (Mandatory prepayment on change of ownership of Guarantor), for the avoidance of doubt, the Lender consents and agrees to any changes relating to the shareholders of the Guarantor's trading shares in the normal course of business.

21.25

No change of CEO The Borrowers shall (and shall procure that the Guarantor shall) ensure that throughout the Facility Period no change in the chief executive officer of the board of directors and/or the chairman of the Guarantor shall occur, without the Lender's prior written consent.

21.26	Inspection of records Each Borrower will permit the inspection of its financial records and accounts from time to time by the Lender or its nominee.

21.27

No change in Relevant Documents   Without the prior written consent of the Lender, no Borrower shall (and the Borrowers shall procure that no other Obligor will) materially amend (and for the avoidance of doubt, but without limitation, any amendment in respect of the fees (but excluding any amendment in respect of the fees already agreed under the Management Agreements), reduction of hire, duration of a Charter, termination events of a Charter and governing law of any of the Relevant Documents will be considered material), vary, novate, supplement, supersede, waive or terminate any term of, any of the Relevant Documents which are not Finance Documents, or any other document delivered to the Lender pursuant to Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) or Clause 4.3 (Conditions subsequent).

21.28	Banking operations The Borrowers shall conduct all banking operations in connection with the Vessels through HSBC Bank plc or any other branch of the Lender nominated by the Lender.

21.29

Vessel Trading No Borrower shall allow a Vessel to trade in areas prohibited by either (a) the law applicable to that Vessel's flag or (b) the applicable law of the country of incorporation of a Borrower or (c) the applicable law of the nationality of the officers and crew of that Vessel.

21.30	No change of a Vessel's ownership or management There shall be no change in the ownership or management of a Vessel, without the Lender's prior written consent.

21.31	ISM Code compliance Each Borrower shall comply and shall procure that each of the Guarantor and the Manager comply with the ISM Code.

21.32	Further assurance

21.32.1

Each Borrower shall (and the Borrowers shall procure that each other Obligor will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):

(a)

to perfect any Encumbrance created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Encumbrance over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or for the exercise of any rights, powers and remedies of the Lender or the Secured Parties provided by or pursuant to the Finance Documents or by law;

(b)

to confer on the Lender or confer on the Secured Parties an Encumbrance over any property and assets of the Borrowers (or that other Obligor as the case may be) located in any jurisdiction equivalent or similar to the Encumbrance intended to be conferred by or pursuant to the Security Documents; and/or

(c)

to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents, in respect of which any Encumbrance has become enforceable following the occurrence of an Event of Default which is continuing.

21.32.2

Each Borrower shall (and shall procure that each other Obligor will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Encumbrance conferred or intended to be conferred on the Lender or the Secured Parties by or pursuant to the Finance Documents.

21.33

Interest Rate Swap At the Lender's discretion and subject to terms and conditions mutually accepted by the Lender and each of the Borrowers, each Borrower may enter into an interest rate swap with the Lender under the relevant Hedging Agreement in order to hedge its exposure under the Loan, for a period not exceeding the earlier of (a) date falling thirty (30) months following the Utilisation Date, (b) the date on which the Loan is prepaid in full in accordance with Clause 6.1 (Repayment of Loan) and (c) the Termination Date.

21.34

Marshall Islands Economic Substance Regulations 2018 The Borrowers shall procure that the Guarantor will comply in all respects with the Republic of Marshall Islands Economic Substance Regulations 2018

22	Events of Default

22.1	Events of Default Each of the events or circumstances set out in this Clause 22.1 is an Event of Default.

22.1.1	Non-payment An Obligor does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable unless:-

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)         payment is made within three (3) Business Days of its due date.

22.1.2	Other specific obligations

An Obligor does not comply with any obligation in a Finance Document relating to the Insurances, with Clause 17.13 (Additional security) or with Clause 20.2 (Cash Collateral Amounts).

22.1.3	Other obligations

(a)	An Obligor does not comply with any provision of a Finance Document (other than those referred to in Clause 22.1.1 (Non-payment) and Clause 22.1.2 (Other specific obligations).

(b)

No Event of Default under this Clause 22.1.3 will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) Business Days of the earlier of (i) the Lender giving notice to the Borrowers and (ii) the Borrowers becoming aware of the failure to comply.

22.1.4

Misrepresentation   Any representation or statement made or deemed to be repeated by an Obligor in any Finance Document or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

22.1.5	Cross default Any Financial Indebtedness of an Obligor (other than the Managers):

(a)	is not paid when due nor within any originally applicable grace period; or

(b)	is declared to be, or otherwise becomes, due and payable prior to its specified maturity as a result of an event of default (however described); or

(c)	is capable of being declared by a creditor to be due and payable prior to its specified maturity as a result of such an event.

No Event of Default will occur under this Clause 22.1.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within (a) to (c) is less than USD1,000,000 (or its equivalent in any other currency or currencies).

22.1.6	Insolvency

(a)	An Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)

The value of the assets of an Obligor (such value in the case of the Borrowers being on charter adjusted basis) is less than its liabilities (taking into account contingent and prospective liabilities).

(c)

A moratorium is declared in respect of any indebtedness of an Obligor or any other member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

22.1.7	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of an Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, trustee or other similar officer in respect of an Obligor or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of an Obligor,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 22.1.7 shall not apply to (i) any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

22.1.8	Creditors' process Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrowers, the Guarantor or the Chargor.

22.1.9	Ownership of a Borrower A Borrower is not or ceases to be a 100% directly owned Subsidiary of the Chargor.

22.1.10	Change of chairman or CEO of Guarantor Mr Aristeidis J. Pittas ceases to be throughout the Facility Period the chief executive officer of the board of directors and/or the chairman of the Guarantor.

22.1.11	Delisting of Guarantor The Guarantor is delisted for any reason whatsoever from the US NASDAQ.

22.1.12	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents to which it is a party or any Transaction Encumbrance ceases to be effective.

(b)

Any obligation or obligations of any Obligor under any Finance Documents to which it is a party are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

(c)

Any Finance Document ceases to be in full force and effect or any Transaction Encumbrance ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective.

22.1.13	Cessation of business An Obligor ceases, or threatens to cease, to carry on all or a substantial part of its business.

22.1.14

Change in management, ownership or control of a Borrower   There is any change in the management, beneficial ownership or control of a Borrower from that advised to the Lender by the Borrowers at the date of this Agreement. Subject to Clause 7.6 (Mandatory prepayment on change of ownership of Guarantor), for the avoidance of doubt, the Lender consents and agrees to any changes relating to the shareholders of the Guarantor's trading shares in the normal course of business and confirms that such changes do not violate the terms of this Agreement.

22.1.15

Expropriation   The authority or ability of an Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority (excluding requisition of hire not involving requisition of title) or other person in relation to an Obligor or any of its assets.

22.1.16	Repudiation and rescission of agreements

(a)

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Encumbrances or evidences an intention to rescind or repudiate a Finance Document or any of the Transaction Encumbrances.

(b)

Subject to Clause 22.1.16(c), any party to any of the Relevant Documents that is not a Finance Document rescinds or purports to rescind or repudiates or purports to repudiate that Relevant Document in whole or in part where to do so has or is, in the reasonable opinion of the Lender, likely to have a material adverse effect on the interests of the Lender under the Finance Documents.

(c)

Any Management Agreement or a Charter is terminated, cancelled or otherwise ceases to remain in full force and effect at any time prior to its contractual expiry date and is not immediately replaced by a similar agreement in form and substance reasonably satisfactory to the Lender.

(d)

Any material terms (including, without limitation, the charter hire, the reduction of the duration, the brokerage commission applicable to the duration of the sanctions and compliance with laws provisions contained in a Charter) are amended without the prior written consent of the Lender (such consent not be unreasonably withheld).

22.1.17	Conditions subsequent Any of the conditions referred to in Clause 4.3 (Conditions subsequent) is not satisfied within the time reasonably required by the Lender.

22.1.18

Revocation or modification of Authorisation   Any Authorisation of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable any of the Obligors or any other person (except the Lender) to comply with any of their obligations under any Relevant Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect.

22.1.19	Reduction of capital An Obligor (other than the Guarantor) reduces its issued or subscribed capital.

22.1.20

Challenge to registration   The registration of a Vessel or the Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of the Mortgage is contested.

22.1.21

War   The country of registration of a Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Lender in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced and a Borrower fails to comply with the Lender’s request to (a) change the flag of that Vessel to a country acceptable to the Lender in its absolute discretion by paying promptly any costs and expenses related to such registration under the new flag, (b) provide any additional documentation including any additional security documents required pursuant to such registration under the new flag and (c) record a substitute mortgage over that Vessel and any additional security required pursuant to such recordation within 20 Business Days.

22.1.1

Hedging Agreement termination   A notice is given by the Lender under section 6(a) of a Hedging Agreement, or by any person under section 6(b)(iv) of a Hedging Agreement, in either case designating an Early Termination Date for the purpose of a Hedging Agreement, or a Hedging Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect provided that there will be no Event of Default under this Clause if each Borrower fulfils all its obligations under each Hedging Agreement and no further obligations will arise thereunder.

22.1.2	Notice of determination The Guarantor gives notice to the Lender to determine any obligations under the Guarantee.

22.1.3

Litigation   Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Relevant Documents or the transactions contemplated in the Relevant Documents or against an Obligor or its assets which have or are reasonably likely to have a Material Adverse Effect.

22.1.4	Material adverse change Any event or circumstance occurs which the Lender reasonably believes has or is reasonably likely to have a Material Adverse Effect.

22.1.5	Sanctions

(a)

A Borrower or any Obligor, directly or indirectly, uses the proceeds of the Loan, or lends, contributes or otherwise makes available such proceeds to any Subsidiary, joint venture partner or other person:

(i)	to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of Sanctions; or

(ii)

in any other manner that would result in a violation of Sanctions by any person (including any person participating in the Loan, whether as underwriter, advisor investor or otherwise) other than to the extent that such covenant would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union) or any similar applicable blocking or anti-boycott law or regulation in the United Kingdom.

(b)	A Borrower, any Obligor, any member of the Group, or each Affiliate of any of them, does not comply in all respects with all Sanctions.

22.1.6	Sanctions and Vessel trading

(a)	A Borrower or any of its Affiliates, directly or indirectly, uses a Vessel or permits or suffers the use of a Vessel:

(i)	by or for the benefit of a Prohibited Person;

(ii)

in any activity that involves a country or territory whose government is the target of Sanctions or that, at the time of such use, is the target of comprehensive countrywide or territory wide Sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria and Crimea), including calling at a port located in, or the transport of goods to or from, such a country or territory, other than to the extent that such undertaking would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union), or any similar applicable blocking or anti-boycott law or regulation in the United Kingdom.

(b)	A Vessel is traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances.

(c)

Each charterparty, including without limitation any Charter (other than the Initial Charters), in respect of a Vessel does not contain, for the benefit of a Borrower and its Affiliates, language which gives effect to the provisions of Clause 21.3.3 (Compliance with laws) as regards Sanctions and of Clause 21.4 (Sanctions and Vessel trading) and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions (or which would result in a breach of Sanctions if Sanctions were binding on each Obligor).

The Lender acknowledges that the Initial Charter complies with the requirements of Clause 22.1.27 on the date of this Agreement.

22.2	Acceleration On and at any time after the occurrence of an Event of Default which is continuing the Lender may do any of the following:

22.2.1	by notice to the Borrowers cancel the availability of the Loan, at which time it shall immediately be cancelled; and/or

22.2.2

by notice to the Borrowers declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, at which time they shall become immediately due and payable; and/or

22.2.3	by notice to the Borrowers declare that all or party of the Loan is payable on demand, at which time it shall immediately become payable on demand by the Lender; and/or

22.2.4	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

Section 9         Changes to Parties

23	Changes to the Lender

23.1	Assignments and transfers by the Lender Subject to this Clause 23, the Lender may:

23.1.1	assign any of its rights; or

23.1.2	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

23.2	Conditions of assignment or transfer

23.2.1         The Lender shall not be required to consult with the Borrowers or obtain the Borrowers' prior consent in connection with an assignment or transfer pursuant to Clause 23.1 (Assignments and transfers by the Lender).

23.2.2         If:

(a)	the Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)

as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrowers would be obliged to make a payment to the New Lender or the Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender or the Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Lender or the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.3	Limitation of responsibility of Lender

23.3.1	Unless expressly agreed to the contrary, the Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Relevant Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor of its obligations under the Relevant Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any of the Relevant Documents or any other document,

and any representations or warranties implied by law are excluded.

23.3.2         Each New Lender confirms to the Lender and the Secured Parties that it:

(a)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Lender in connection with any of the Relevant Documents; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities for the duration of the Facility Period.

23.3.3         Nothing in any Finance Document obliges the Lender to:

(a)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Relevant Documents or otherwise.

22.4         Securitisation The Lender may disclose the size and term of the Loan and the name of each of the Obligors to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of the Lender's rights or obligations under the Finance Documents.

24	Changes to the Obligors

24.1	No assignment or transfer by Obligors No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

Section 10         The Lender's Business

25	Conduct of Business by the Lender

No provision of this Agreement will:

25.1	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

25.2	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

25.3	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

Section 11         Administration

26	Payment Mechanics

26.1

Payments to the Lender   On each date on which an Obligor is required to make a payment under a Finance Document (other than a Hedging Agreement), that Obligor shall make the same available to the Lender for value on the due date at the time and in such funds, as required by the Finance Documents or, if not specified therein, as specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Lender specifies.

26.2	Partial payments

26.2.1

Provided that no acceleration has occurred under Clause 22.2 (Acceleration), if the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents (other than a Hedging Agreement), the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents (other than a Hedging Agreement), in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender, any Receiver or any Delegate under the Finance Documents;

(b)	secondly, in or towards payment of:

(i)	any periodical payments (not being payments as a result of termination) due but unpaid under a Hedging Agreement; and

(ii)	any accrued interest, fee or commission due but unpaid under this Agreement;

on a pro rata basis between paragraph (i) above and paragraph (ii) above and without preference;

(c)	thirdly, in or towards payment of:

(i)	any sums due to be paid by the Borrowers but remaining unpaid as a result of termination under the Hedging Agreements; and

(ii)	any principal due but unpaid under this Agreement

on a pro rata basis between paragraph (i) above and paragraph (ii) above and without preference; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

26.2.2	The Lender may vary the order set out in Clauses 26.2.1(b) to 26.2.1(d).

26.2.3	Clauses 26.2.1 and 26.2.2 will override any appropriation made by an Obligor.

26.3	No set-off by Obligors

26.3.1

Subject to clause 26.3.2, all payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off, counterclaim, taxes, stamp duties, levies of any governmental or other authority.

26.3.2	Clause 24.3.1 shall not affect the operation of any payment or close-out netting in respect of any amounts owing under any Hedging Agreement.

26.4

Business Days   Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

26.5	Currency of account

26.5.1	Subject to Clauses 26.5.2 to 26.5.5, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

26.5.2	A repayment or payment of all or part of the Loan or an Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

26.5.3	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement when that interest accrued.

26.5.4	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

26.5.5	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

26.6

Control account   The Lender shall open and maintain on its books a control account in the name of the Borrowers showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrowers' obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 26.6 and those entries will, in the absence of manifest error, be conclusive and binding.

26.7	Change of currency

26.7.1

Unless otherwise prohibited by any applicable law, if more than one currency or currency unit are at the same time recognised by the central bank of any relevant country as the lawful currency of that country, then:

(a)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender (after consultation with the Borrowers); and

(b)

any conversion from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).

26.7.2

If a change in any currency of a country occurs, this Agreement will, to the extent the Lender (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

26.8

Disruption to payment systems etc.   If either the Lender determines in its discretion that a Disruption Event has occurred or the Lender is notified by the Borrowers that a Disruption Event has occurred which negatively affects the ability of the Borrowers to repay the Loan and at the same has a Material Adverse Effect:

26.8.1

the Lender may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Loan as the Lender may deem necessary in the circumstances;

26.8.2

the Lender shall not be obliged to consult with the Borrowers in relation to any changes mentioned in Clause 26.8.1 if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to any such changes;

26.8.3

any such changes agreed upon by the Lender and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents; and

26.8.4

the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 26.8.

27	Set-Off

27.1

Finance Documents The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

27.2

Hedging Agreement rights   The rights conferred on the Lender by this Clause 27 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Lender by the Hedging Agreement.

28	Notices

28.1	Communications in writing Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

28.2

Addresses   The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

28.2.1	in the case of each Borrower, that identified with its name below; and

28.2.2	in the case of the Lender, that identified with its name below,

or any substitute address, fax number, or department or officer as the Party may notify to the other by not less than five Business Days' notice.

28.3	Delivery Any communication or document made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:

28.3.1	if by way of fax, when received in legible form; or

28.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

Any communication or document which becomes effective, in accordance with this Clause 28.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

28.4	Electronic communication

28.4.1

Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secured website) if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

28.4.2

Any such electronic communication or delivery as specified in Clause 28.4.1 to be made between an Obligor and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

28.4.3

Any such electronic communication or document made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

28.4.4

Any electronic communication or document which becomes effective, in accordance with Clause 28.4.2, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

28.4.5

Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 28.4.

28.5	English language Any notice given under or in connection with any Finance Document must be in English. All other documents provided under or in connection with any Finance Document must be:

28.5.1	in English; or

28.5.2

if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

29	Calculations and Certificates

29.1

Accounts   In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

29.2

Certificates and determinations   Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

29.3

Day count convention and interest calculation Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice).

30	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender or any Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender or any Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

32	Confidentiality

32.1

Confidential Information   The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 32.2 (Disclosure of Confidential Information) and Clause 32.3 (Disclosure to numbering service providers) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

32.2	Disclosure of Confidential Information The Lender may disclose:

32.2.1

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 32.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

32.2.2	to any person:

(a)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(b)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(c)

appointed by the Lender or by a person to whom Clause 32.2.2(a) or 32.2.2(b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 32.2.2(a) or 32.2.2(b);

(e)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(g)	who is a Party; or

(h)	with the consent of the Borrowers;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(i)

in relation to Clauses 32.2.2(a), 32.2.2(b) and 32.2.2(c), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)

in relation to Clause 32.2.2(d), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)

in relation to Clauses 32.2.2(e) and 32.2.2(f), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances; and

32.2.3

to any person appointed by the Lender or by a person to whom Clause 32.2.2(a) or 32.2.2(b) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 32.2.3 if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking; and

32.2.4

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors and/or the Group if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

32.3	Disclosure to numbering service providers

32.3.1

The Lender may disclose to any national or international numbering service provider appointed by the Lender to provide identification numbering services in respect of this Agreement, the Loan and/or one or more Obligors the following information:

(a)	names of Obligors;

(b)	country of domicile of Obligors;

(c)	place of incorporation of Obligors;

(d)	date of this Agreement;

(e)	Clause 34 (Governing law);

(f)	date of each amendment and restatement of this Agreement;

(g)	amount of the Loan;

(h)	currencies of the Loan;

(i)	type of Loan;

(j)	ranking of the Loan;

(k)	Termination Date;

(l)	changes to any of the information previously supplied pursuant to 32.3.1(a) to 32.3.1(l); and

(m)	such other information agreed between the Lender and that Obligor,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

32.3.2

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

32.3.3	Each Borrower represents that none of the information set out in Clauses 32.3.1(a) to 32.3.1(m) is, nor will at any time be, unpublished price-sensitive information.

32.4

Entire agreement   This Clause 32 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

32.5

Inside information   The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Lender undertakes not to use any Confidential Information for any unlawful purpose.

32.6	Notification of disclosure The Lender agrees (to the extent permitted by law and regulation) to inform the Borrowers:

32.6.1

of the circumstances of any disclosure of Confidential Information made pursuant to Clause 32.2.2 (e) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

32.6.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 32.

32.7	Continuing obligations The obligations in this Clause 32 are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:

32.7.1	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and the Loan has been cancelled or otherwise ceases to be available; and

32.7.2	the date on which the Lender otherwise ceases to be the Lender.

33	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34	Joint and Several Liability

34.1

Nature of liability   The representations, warranties, covenants, obligations and undertakings of the Borrowers contained in this Loan Agreement shall be joint and several so that each Borrower shall be jointly and severally liable with all the Borrowers for all of the same and such liability shall not in any way be discharged, impaired or otherwise affected by:

34.1.1	any forbearance (whether as to payment or otherwise) or any time or other indulgence granted to any other Borrower or any other Obligor under or in connection with any Finance Document;

34.1.2	any amendment, variation, novation or replacement of any other Finance Document;

34.1.3	any failure of any Finance Document to be legal valid binding and enforceable in relation to any other Borrower or any other Obligor for any reason;

34.1.4	the winding-up or dissolution of any other Borrower or any other Obligor;

34.1.5	the release (whether in whole or in part) of, or the entering into of any compromise or composition with, any other Borrower or any other Obligor; or

34.1.6	any other act, omission, thing or circumstance which would or might, but for this provision, operate to discharge, impair or otherwise affect such liability.

34.2

No rights as surety Until the Indebtedness has been unconditionally and irrevocably paid and discharged in full, each Borrower agrees that it shall not, by virtue of any payment made under this Agreement on account of the Indebtedness or by virtue of any enforcement by the Lender of its rights under this Agreement or by virtue of any relationship between, or transaction involving, the relevant Borrower and any other Borrower or any other Obligor:

34.2.1	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by the Lender or any other person; or

34.2.2	exercise any right of contribution from any other Borrower or any other Obligor under any Finance Document; or

34.2.3	exercise any right of set-off or counterclaim against any other Borrower or any other Obligor; or

34.2.4	receive, claim or have the benefit of any payment, distribution, security or indemnity from any other Borrower or any other Obligor; or

34.2.5

unless so directed by the Lender (when the relevant Borrower will prove in accordance with such directions), claim as a creditor of any other Borrower or any other Obligor in competition with the Lender and each Borrower shall hold in trust for the Lender and forthwith pay or transfer (as appropriate) to the Lender any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

Section 12         Governing Law and Enforcement

35	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

36	Enforcement

36.1	Jurisdiction

36.1.1

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

36.1.2

Notwithstanding Clause 36.1.1 the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

36.2	Service of process

36.2.1	Without prejudice to any other mode of service allowed under any relevant law, each Borrower:

(a)

irrevocably appoints Shoreside Agents Ltd of 5 St. Helen’s Place, London, EC3A 6AB as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify that Borrower of the process will not invalidate the proceedings concerned.

36.2.2

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process or terminates its appointment as agent for service of process, the relevant Borrower must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
Part I
Conditions Precedent

1	Obligors

(a)

Constitutional documents   Copies of the constitutional documents of each Obligor together with such other evidence as the Lender may reasonably require that each Obligor is duly incorporated in its country of incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Obligor (if such a certificate can be obtained).

(c)	Board resolutions A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and resolving that it execute those Relevant Documents; and

(ii)	authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or dispatched under those documents) on its behalf.

(d)	Specimen signatures or copy passports A specimen of the signature or copy of the passport of each person actually executing any of the Relevant Document pursuant to the resolutions referred to in (c).

(e)

Shareholder resolutions   A copy of a resolution signed by all the holders of the issued shares in each Obligor, (other than the Guarantor and the Manager), approving the terms of, and the transactions contemplated by, the Relevant Documents to which that Obligor (other than the Guarantor and the Manager) is a party.

(f)

Manager's Extract of Shareholders resolutions  A copy of the extract of a resolution signed by the Secretary of the Manager, approving the terms of, and the transactions contemplated by, the Relevant Documents to which the Manager is a party.

(g)	Officer's certificates An original certificate of a duly authorised officer of each Obligor:

(i)	certifying that each copy document relating to it specified in this Part 1 of Schedule 1 is correct, complete and in full force and effect;

(ii)

setting out the names of the directors, officers and shareholders of that Obligor (other than in respect of the shareholders of the Guarantor and the Manager) and the proportion of shares held by each shareholder; and

(iii)	confirming that borrowing or guaranteeing or securing, as appropriate, the Loan would not cause any borrowing, guarantee, security or similar limit binding on that Obligor to be exceeded.

(h)

Evidence of registration   Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Obligor are duly registered in the companies registry or other registry in the country of incorporation of that Obligor.

(i)

Powers of attorney   The original power of attorney of each of the Obligors, notarially attested and legalised if required by the Lender, under which the Relevant Documents to which it is or is to become a party are to be executed or transactions undertaken by that Obligor.

2	Security and related documents

(a)	Vessels' documents Photocopies, certified as true, accurate and complete by a director or the secretary of each Borrower, of:

(i)	the MOAs;

(ii)	the bills of sale transferring title in the relevant Vessel to the relevant Borrower free of all encumbrances, maritime liens or other debts;

(iii)	the protocols of delivery and acceptance evidencing the unconditional physical delivery of the relevant Vessel by the relevant Seller to the relevant Borrower pursuant to the relevant MOA;

(iv)	any charterparty or other contract of employment of each Vessel which will be in force on the Utilisation Date including, without limitation, the Initial Charters;

(v)

the on hire certificate pursuant to each Initial Charter or any other evidence acceptable to the Lender evidencing that each Vessel has been delivered to the relevant Initial Charterer under the relevant Initial Charter;

(vi)	the Management Agreements;

(vii)	each Vessel's current Safety Construction, Safety Equipment, Safety Radio, Oil Pollution Prevention and Load Line Certificates;

(viii)	evidence of each Vessel's current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(ix)	each Vessel's current SMC;

(x)	the ISM Company's current DOC;

(xi)	each Vessel's current ISSC;

(xii)	each Vessel's current IAPPC; and

(xiii)	each Vessel's current Tonnage Certificate;

in each case together with all addenda, amendments or supplements.

(b)

Evidence of each Borrower's title   Evidence that on the Utilisation Date (i) each Vessel is provisionally or permanently registered under the flag stated in Preliminary (A) in the ownership of the relevant Borrower and (ii) each Mortgage has been registered against each Vessel with first priority.

(c)

Evidence of insurance   Evidence that each Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with (if required by the Lender) the written approval of the Insurances by an insurance adviser appointed by the Lender.

(d)

Confirmation of class in respect of each Vessel   A Certificate of Confirmation of Class or Class Certificate (as the case may be) for hull and machinery confirming that each Vessel is classed with the highest class applicable to vessels of her type with Lloyd's Register or such other classification society as may be acceptable to the Lender free of any overdue recommendations affecting class.

(e)

Valuation Not more than 15 days prior to the Utilisation Date, a valuation of each Vessel addressed to the Lender from an Approved Shipbroker certifying the Market Value for each Vessel, acceptable to the Lender.

(f)

Security Documents  The Security Documents, together with all other documents required by any of them, including, without limitation, (i) all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients and (ii) all share certificates, certified copy share registers or registers of members, transfer forms, proxy forms, letters of resignation and letters of undertaking.

(g)	Cash Collateral Amounts Evidence that Clause 20.2 (Cash Collateral Amounts) has been complied with to the absolute satisfaction of the Lender.

(h)	Mandates Such duly signed forms of mandate, and/or other evidence of the opening of the Earnings Accounts and Cash Collateral Accounts, as the Lender may require.

(i)	No disputes The written confirmation of the Borrowers that there is no dispute under any of the Relevant Documents as between the parties to any such document.

(j)

Ultimate beneficial owner Evidence of each Borrower's ultimate beneficial owner(s) in a form and substance acceptable to the Lender prior to the date of this Agreement, noting that the Lender acknowledges that on the date of this Agreement the Guarantor is a listed company trading at the US NASDAQ.

(k)	Hedging Agreements The Hedging Agreements.

(l)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part 1 of Schedule 1.

3	Legal opinions

The following legal opinions, substantially in the forms provided to the Lender prior to the date of this Agreement, or confirmation satisfactory to the Lender that such opinions will be given:

(a)	a legal opinion of Stephenson Harwood LLP, legal advisers to the Lender as to English law; and

(b)	a legal opinion of Hill Dickinson International, legal advisers to the Lender as to Marshall Islands law and Liberian law.

4	Other documents and evidence

(a)	Utilisation Request A duly completed Utilisation Request.

(b)	Process agent Evidence that any process agent referred to in Clause 35.2 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.

(c)

Other Authorisations   A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Relevant Document or for the validity and enforceability of any Relevant Document.

(d)	Financial statements A copy of the Original Financial Statements of the Guarantor.

(e)	Fees Evidence that the fees, costs and expenses then due from the Borrowers under Clause 9.3 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

(f)

"Know your customer" documents   Such documentation and other evidence as is reasonably requested by the Lender prior to the execution of this Agreement in order for the Lender to comply with all necessary "know your customer" or similar identification procedures in relation to the transactions contemplated in the Finance Documents including (without limitation) all documents required under any regulation or laws in force in the United Kingdom and the Regulation 281/2009 of the Central Bank of Greece, such documents to be to the absolute satisfaction of the Lender. The Borrowers shall provide the Lender with evidence that the Borrowers and all its corporate shareholders (if any) have issued registered shares noting that the Lender acknowledges that on the date of this Agreement the Guarantor is a listed company trading at the US NASDAQ.

Part 2    Part II
Conditions Subsequent

1

Letters of undertaking   Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Lender.

2

Acknowledgements of notices   Acknowledgements of all notices of assignment and/or charge given pursuant to the Security Documents (which in the case of any assignment of the Initial Charter and any other Charter, the Borrowers must use best their best endeavours to obtain).

3	Legal opinions Such of the legal opinions specified in Part 1 of this Schedule 1 as have not already been provided to the Lender.

Schedule 2
Utilisation Request

From:     Rena Shipping Ltd

Emmanuel Shipping Ltd

To:         HSBC BANK plc

Dated: 2022

Rena Shipping Ltd, Emmanuel Shipping Ltd – US$19,250,000 Loan Agreement dated [ ] 2022 (the "Agreement")

1

We refer to the Agreement. This is the Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow the Loan on the following terms:

Vessels:         Vessel A, Vessel B

Proposed Utilisation Date:         [          ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:                     dollars

Amount:                                    [          ]

Interest Period:                          [          ]

3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	We confirm that the arrangement fee in the amount of $[ ] shall be deducted from the amount of the Loan on the Utilisation Date.

5	We confirm that the commitment fee in the amount of $[ ] shall be deducted from the amount of the Loan on the Utilisation Date.

6

We confirm that the Cash Collateral Amount of $300,000 per Vessel (an aggregate amount of $600,000) shall be deducted from the amount of the Loan on the Utilisation Date and shall be transferred as follows (a) $300,000 to the Cash Collateral Account of Rena Shipping Ltd – IBAN [ ] and (b) $300,000 to the Cash Collateral Account of Emmanuel Shipping Ltd – IBAN [ ].

7	The remaining proceeds of the Loan should be paid towards: [ ]

8	This Utilisation Request is irrevocable..

 …………………………………

authorised signatory for

Rena Shipping Ltd

Emmanuel Shipping Ltd

Schedule 3
Form of Compliance Certificate

To:        HSBC Bank plc

From:    Euroseas Ltd.

Rena Shipping Ltd

Emmanuel Shipping Ltd

Dated:

Rena Shipping Ltd, Emmanuel Shipping Ltd – US$19,250,000 Loan Agreement dated [ ] 2022 (the "Agreement")

1

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that Euroseas Ltd. maintains:

(a)	Maximum Leverage of not higher than 75%;

(b)	Liquidity of an amount of not less than $200,000 in respect of each Fleet Vessel; and

(c)	Net Worth of not less than fifteen million dollars $15,000,000.

3 We confirm that no Default is continuing.

Signed:	………………………………………………	………………………………………………
	Director	Director
	of Euroseas Ltd.	of Euroseas Ltd.

………………………………………….	………………………………………….
Director	Director
of Rena Shipping Ltd	of Rena Shipping Ltd

………………………………………….	……………………………………….
Director	Director
of Emmanuel Shipping Ltd	of Emmanuel Shipping Ltd

The Borrowers

Rena Shipping Ltd                                    )

)

By: Eirini Synefia ) /s/ Eirini Synefia

)

Address: c/o Eurobulk Ltd.                         )

4 Messogiou & Evropis                               )

Maroussi, Athens, Greece                           )

Fax no.: +30 211 180 4097                         )

Department/Officer: Legal department       )

Emmanuel Shipping Ltd                           )

                                                                     )

By: Eirini Synefia ) /s/ Eirini Synefia

                                                                     )

Address: c/o Eurobulk Ltd.                          )

4 Messogiou & Evropis                               )

Maroussi, Athens, Greece                            )

Fax no.: +30 211 180 4097                          )

Department/Officer: Legal department       )

The Lender

HSBC BANK plc                                                      )

                                                                                )

By: Katerina Eleftheriou                                             ) /s/ Katerina Eleftheriou

                                                                                 )

Address: 8 Canada Square, London E14 5HQ,          )

England                                                                       )

Fax no.: +44 (0)20 7991 4619                                    )

Department/Officer: Alastair Muir/                           )

Head of European Corporate Banking Centre           )